Exhibit 4.23

Dated 28 October 2003

between

LAGRUMMET DECEMBER NR 911 AB (under name change to WP HOLDINGS AB)

AND

AMARIN PHARMACEUTICALS COMPANY LIMITED

AND

AMARIN CORPORATION plc

AND

WATSON PHARMACEUTICALS, Inc

SHARE SUBSCRIPTION AND PURCHASE AGREEMENT

relating to

the entire share capital of Gacell Holdings AB

Latham & Watkins

99 Bishopsgate

London EC2M 3XF

(44) 020 7710 1000 (Tel)

 (44) 020 7374 4460 (Fax)

www.lw.com

CONTENTS

Clause

1.	DEFINITIONS AND INTERPRETATION

	1.1	Definitions
	1.2	Interpretation
	1.3	Schedules

2.	SALE AND PURCHASE

	2.1	Subscription for New Shares and Capitalisation of ADAB
	2.2	Obligation to sell and purchase of the Sale Shares
	2.3	Obligation to sell and purchase the Business IP
	2.4	Dividends and distributions
	2.5	Sale and purchase of all Shares
	2.6	Implied Covenants for title

3.	CONSIDERATION

	3.1	Consideration subject to adjustment
	3.2	Reduction in consideration

4.	GUARANTEES

	4.1	Seller’s Guarantee
	4.2	Buyer’s Guarantee

5.	COMPLETION

	5.1	Seller’s obligations
	5.2	Buyer’s obligations
	5.3	Company records

6.	COMPLETION BALANCE SHEET

	6.1	Preparation of Completion Balance Sheet
	6.2	Adjustment of Consideration

7.	ESCROW ACCOUNT

	7.1	First Escrow Payment Date
	7.2	Second Escrow Payment Date
	7.3	Third Escrow Payment Date
	7.4	Payments out of Escrow
	7.5	Outstanding Claims
	7.6	Interest
	7.7	Written Instructions
	7.8	Tax Liability
	7.9	Payments other than out of Escrow

i

8.	WARRANTIES

	8.1	Extent of Warranties
	8.2	Obligation to make enquiries
	8.3	Investigation by Buyer
	8.4	Information supplied by the Company
	8.5	Separate and independent warranties
	8.6	Reliance

9.	LIMITATION OF WARRANTORS’ LIABILITY

	9.1	Limitations on liability
	9.2	Exclusions

10.	INDEMNITIES AND REIMBURSEMENTS

	10.1	DuPont Discount Indemnity
	10.2	Liability of the Company
	10.3	Liability in respect of Ken Downie
	10.4	Reimbursement of payments to Leslie Pryce
	10.5	Amarin Group Lease Guarantees
	10.6	Application of Clause 10

11.	TAX COVENANT

	11.1	Covenant

12.	PROTECTION OF GOODWILL

	12.1	Covenants
	12.2	Severability of covenants

13.	TRANSITIONAL SERVICES AND NOVATION/ASSIGNMENT CONTRACTS

	13.1	Transitional Services
	13.2	Assignment or Novation of Contracts after Completion

14.	SERVICES OF KEN DOWNIE

	14.1	Provision of Services
	14.2	Employee of the Guarantor

15.	COOPERATION OF SELLER’S ACCOUNTANTS

	15.1	Scope of Cooperation
	15.2	Indemnification

16.	FURTHER ASSURANCE

17.	SUCCESSORS AND ASSIGNS

	17.1	Assignment with Consent

	17.2	Assignment to Buyer Group
	17.3	Successors

18.	ENTIRE AGREEMENT

	18.1	Entire agreement
	18.2	Remedies
	18.3	Non-exclusion of fraud

19.	WAIVER, VARIATION AND RELEASE

	19.1	No waiver by omission, delay or partial exercise
	19.2	Specific waivers to be in writing
	19.3	Variations to be in writing
	19.4	Non-release of all Warrantors

20.	COSTS AND EXPENSES

	20.1	Payment of costs
	20.2	Company to pay no costs

21.	PAYMENTS

22.	ANNOUNCEMENTS

	22.1	Restrictions on announcements
	22.2	Time limit
	22.3	Legal and regulatory requirements

23.	NOTICES

	23.1	In writing
	23.2	Addresses
	23.3	Receipt

24.	COUNTERPARTS

	24.1	Execution in counterparts
	24.2	One agreement

25.	LANGUAGE

	25.1	Translations
	25.2	Notices

26.	CONFIDENTIALITY

	26.1	No disclosure
	26.2	Permitted disclosures
	26.3	United States Treasury Regulations
	26.4	No time limit

27.	THIRD PARTY RIGHTS

	27.1	No right to enforce
	27.2	No consent

28.	AGREEMENT TO CONTINUE IN FULL FORCE AND EFFECT

29.	INVALIDITY

	29.1	Unenforceability, etc.
	29.2	Modification
	29.3	Substitution

30.	GOVERNING LAW AND JURISDICTION

	30.1	English law
	30.2	Courts of England and Wales
	30.3	Seller’s Process Agent
	30.4	Buyer’s Process Agent

SCHEDULE 1 – DIRECTORS OF THE COMPANY

SCHEDULE 2 - PROPERTY

Part 1 - Properties
Part 2 - Leases

SCHEDULE 3 – COMPANY DETAILS

Part 1 - The Company
Part 2 - ADAB

SCHEDULE 4 - THE WARRANTIES

Part 1 - General Warranties
Part 2 - Tax Warranties

SCHEDULE 5 - BASIS FOR PREPARATION OF THE COMPLETION BALANCE SHEET

SCHEDULE 6 - COMPLETION

Part 1
Part 2

SCHEDULE 7 - INTELLECTUAL PROPERTY

Part 1 - Listed IP
Part 3 - Listed IP Agreements

SCHEDULE 8 - INFORMATION TECHNOLOGY

SCHEDULE 8 - INFORMATION TECHNOLOGY

v

THIS AGREEMENT is made on 28 October, 2003

BETWEEN

(1)                                  AMARIN PHARMACEUTICALS COMPANY LIMITED, a company registered in England, whose registered office and principal place of business is at 7 Curzon Street, London W1 5HG (“Seller”);

(2)                                  LAGRUMMET DECEMBER NR 911 AB, under name change to WP HOLDINGS, AB a company registered in Sweden whose registered office and principal place of business is at Lundvägen 151,  212 24 Malmö, Sweden (the “Buyer”);

(3)                                  AMARIN CORPORATION plc, a company registered in England whose registered office and principal place of business is at 7 Curzon Street, London W1 5HG (the “Guarantor”); and

(4.)                               WATSON PHARMACEUTICALS, Inc., a corporation organised under the laws of Nevada whose principal place of business is at 311 Bonnie Circle, Corona, CA 92880-2882 (“Watson”).

BACKGROUND

(A)                              Details of Gacell Holdings AB (the “Company”) and Amarin Development AB (“ADAB”) are set out in Parts 1 and 2 of Schedule 3 respectively.

(B)                                The Seller has agreed to sell the Sale Shares (as defined in this Agreement) to the Buyer and the Buyer has agreed to purchase the Sale Shares and to subscribe for the New Shares on the terms, and subject to the conditions, of this Agreement (the “Transaction”).

IT IS AGREED as follows:

1.                                      DEFINITIONS AND INTERPRETATION

1.1                               Definitions

In this Agreement and the Schedules to it, save as otherwise specifically provided, the following words have the following meanings:

“Accounts”

means the audited financial statements of the Company and ADAB, prepared in accordance with Swedish GAAP for the accounting reference period ended on the Accounts Date for each of the three consecutive accounting reference periods the last of which ended on the Accounts Date each of which financial statement comprises a balance sheet, profit and loss account, notes, auditors’ and directors’ reports, a statement of the source and application of funds or a cash flow statement, a copy of each of which has for the purpose of identification only been signed by the Seller’s

Solicitors and delivered to the Buyer or the Buyer’s Solicitors;

“Accounts Date”	means 31 December 2002;

“Agreement”	means this Agreement, including the Background and the Schedules;

“Amarin Group”	means each of the Guarantor and its Subsidiaries;

“Balance Sheet Date”	means 30 September 2003;

“Books and Records”

means all constitutional and other corporate documentation of the Company and ADAB and includes the Shareholders’ register, articles of association, all minutes from Shareholders’ meetings and board meetings, all notices, correspondence, orders, enquiries, drawings, plans, books of account and other documents and all computer disks or tapes or other machine legible programs or other records;

“Business”	means the business of ADAB as of the date of Completion, including, without limitation, the research and development of pharmaceutical products and compounds for human use;

“Business Day”	means a day (other than a Saturday or Sunday) when banks are open for business in London;

“Business IP”

means all Intellectual Property owned by any member of the Amarin Group (other than the Company and ADAB) that relates to the Business, including all rights to receive payments and other benefits in relation to such Intellectual Property but excluding all trade marks and service marks (including any trade, brand, or business names), domain names, or rights protecting goodwill and reputation in respect of the word “Amarin”;

“Buyer’s Solicitors”	means Latham & Watkins of 99 Bishopsgate, London, EC2M 3XF, United Kingdom;

“Claim”	means any claim by the Buyer in connection with the Warranties or the Tax Covenant (as the case may be);

“Companies Acts”	means the Swedish Companies Act (Sw. Aktiebolagslagen (1975:1385);

“Completion”	means completion of the sale and purchase of the Shares pursuant to this Agreement;

“Completion Balance	means the balance sheet referred to in Clause 6.1.1,
Sheet”	prepared in accordance with Schedule 5;

“Confidential Information”	means all information used exclusively for the benefit of the Company and/or ADAB before the date of this Agreement, and all other information relating to:

(i) the Company and ADAB; or
(ii) any aspect of the Business; or

(iii) the provisions of this Agreement; or

(iv) the negotiations for this Agreement;

(v) the subject matter of this Agreement; or

(vi) the Buyer.

“Connected Person”

means in relation to another Person, a spouse, child or step-child or company in which that Person is directly or indirectly interested in, or is entitled to exercise control over, at least one-fifth of the shares of that company;

“Consideration”	means the consideration payable for the Sale Shares as specified in Clause 3.1 and subject to adjustment in accordance with Clause 6.2;

“Directors”	means the directors of the Company and ADAB named in Schedule 1;

“Disclosed”	means fairly disclosed by the Disclosure Documents and “Disclosure” shall be construed accordingly;

“Disclosure Documents”

means the Disclosure Letter and the two identical bundles of documents collated by or on behalf of the Warrantors, the outside covers of each of which have been signed for identification by or on behalf of the Warrantors and the Buyer;

“Disclosure Letter”	means the letter described as such of even date with this Agreement addressed by the Warrantors to the Buyer;

“Encumbrance”	means

(i) any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, option, title retention;

(ii) any arrangement under which money or claims to, or the benefit of a bank or other account,

may be applied, set off or made subject to a combination of accounts so as to discharge any sum owed or payable; or

(iii) any other type of preferential, trust or other arrangement the effect of which is the creation of security;

“Environment”

means any and all organisms (including man), ecosystems, property and the following media: air (including the air within buildings and the air within other natural or man-made structures, whether above or below ground), water (including water under or within land or in drains or sewers and coastal and inland waters) and land (including land under water);

“Environmental Agreements”

means any and all leases or licences or other agreements which are binding upon the Company and/or ADAB but only to the extent that they relate, either wholly or in part, to the protection of the Environment, and/or the prevention of Harm;

“Environmental Laws”

means any and all laws, whether civil, criminal or administrative which have as a purpose or effect the protection of the Environment, and/or the mitigation, abatement, containment or prevention of Harm and/or the provision of remedies in respect of Harm, including:  applicable European Community or European Union regulations, directives, decisions and recommendations; statutes and subordinate legislation; regulations, orders, ordinances; Permits, codes of practice, circulars and guidance notes (having the effect of law); common law, local laws and bye-laws; judgments, notices, orders, directions, instructions or awards of any Governmental Authority; and Environmental Agreements;

“Environmental Liability”	means liability (including liability in respect of Remedial Action) on the part of the Company and/or any of its directors or officers under Environmental Laws;

“Escrow Account”	means the interest bearing deposit account in the joint names of the Buyer’s Solicitors and the Seller’s Solicitors with Royal Bank of Scotland Plc under number 21976000, Sort Code: 15-10-00;

“Escrow Amount”	means, as at the date hereof, $1,500,000, and thereafter, the credit balance for the time being of the Escrow Account;

“Financial Disclosure Documents”

means the following Disclosure Documents listed by number: 4.1, 4.2, 4.3, 4.4, 4.5, 4.6, 4.7, 4.8, 4.9, 4.10, 4.11, 4.12, 5.3, 5.6, 6.1, 6.2, 6.4, 6.6, 6.8, 6.9, 6.10, 6.11, 6.12, 6.13, 6.14, 6.15, 6.16, 6.17, 6.18 and 6.19;

“Financial Year”	means a year beginning with the day immediately following the end of the Company’s previous financial year and ending within the last day of its next accounting reference date;

“First Escrow Payment Date”	means the date on which due payment is made in accordance with Clause 6.2.2;

“General Warranties”	means the warranties set out in Part 1 of Schedule 4;

“Group Company”	means in relation to any body corporate, any Holding Company or subsidiary undertaking of such body corporate or any subsidiary undertaking of a Holding Company of such body corporate;

“Governmental Authority”	means:
(i) any person (whether autonomous or not) (including any government or government agency) having legal and/or regulatory authority;

(ii) any court of law or tribunal in any jurisdiction; and/or

(iii) any Taxation Authority;

“Hardware”	means any and all computer, telecommunications and network equipment;

“Harm”	means harm or damage to the Environment;

“Hazardous Matter”	means any and all matter (whether alone or in combination with other matter) including electricity, heat, vibration, noise or other radiation which may or is liable to cause Harm;

“Held-over Proportion”	means the proportion (including, if that is the case, the whole) of the outstanding balance on the Escrow Account determined either:

(a) by agreement between the Buyer and the Seller in writing; or

(b) by Counsel as reasonable in the circumstances (on the basis of the facts available to him). For this purpose, Counsel shall be Queen’s Counsel of at least 10 years’ call jointly chosen by the

Buyer and the Seller (or, in the event that they do not agree, by the Chairman from time to time of the Bar Council upon the application by either of them), and his or her fees shall be apportioned between the parties as Counsel shall decide;

“Holding Company”

means a company which, in relation to another Person, (i) holds a majority of the voting rights in it, or (ii) is a member of it, and has the right to appoint or remove a majority of the board of directors, or (iii) is a member of it and controls alone, pursuant to an agreement with the other shareholders or members, a majority of the voting rights in it;

“Indemnities”	means the indemnities given by the Warrantors in Clause 10;

“Initial Consideration”	means the sum of $ 14,003,728;

“Intellectual Property”

means patents and pending patent applications, utility models, registered and unregistered trade marks and service marks (including any trade, brand, or business names), domain names, rights (registered or unregistered) in any designs, copyright (including all such rights in computer software and any databases), database rights, topography rights, confidential information and knowledge (including know how, inventions, trade secrets, secret formulae and processes, market information, and lists of suppliers and customers), rights protecting goodwill and reputation, applications for any of the foregoing, and all rights and forms of protection of a similar nature or having an equivalent effect to any of the foregoing anywhere in the world;

“IPR Assignments”	means the assignments of intellectual property rights in the agreed form;

“IT Contracts”

means any agreements, arrangements or licences with third parties relating to IT Systems or IT Services, including all hire purchase contracts or leases of Hardware owned or used by the Company or ADAB, licences of Software owned or used by the Company or ADAB and other IT procurement;

“IT Services”

means any services relating to the IT Systems or to any other aspect of the Company and ADAB’s data processing or data transfer requirements, including facilities management, bureau services, hardware maintenance, Software development or support, consultancy, source code deposit, recovery and network services;

“IT Systems”	means Hardware and/or Software owned or used by the Company and/or ADAB;

“List of Disclosure Documents”	means the list of documents set forth in Schedule 10;

“Listed Exclusive IP”	means the Intellectual Property set out in Part 2 of Schedule 9, (being Intellectual Property that the Company and/or ADAB uses under an exclusive licence);

“Listed IP”

means the Intellectual Property set out in Part 1 of Schedule 9 (being registered Intellectual Property and applications to register Intellectual Property owned by the Company or ADAB or to be transferred to ADAB under the IP Assignments);

“Listed IP Agreements”

means the agreements set out in Part 3 of Schedule 9, being agreements which have rights and/or obligations outstanding at the date of Completion and which authorise the use of Intellectual Property and to which the Company or ADAB is a party (either as licensor or licensee);

“Losses”

means actions, proceedings, losses, damages, liabilities, claims, costs and expenses including fines, penalties, loss of any right to repayment of Tax, investigation costs, settlement costs, clean-up costs, legal and other professional fees (other than VAT or the equivalent of VAT that can be recovered as input tax or its equivalent);

“Management Accounts”	means the management accounts of the Company and ADAB for the most recent period of calendar nine months ended on 30 September, 2003;

“New Shares”	means the 9,310 shares in the Company each having a nominal value of SEK100 to be issued to the Buyer pursuant to Clause 2.1;

“Non-Financial Disclosure Documents”	means all the Disclosure Documents, except for the Financial Disclosure Documents and the Disclosure Letter;

“Novation/Assignment Contracts”	means the contracts set forth in Schedule 11;

“Pension Schemes”	means agreements or arrangements (whether legally

enforceable or not) for the payment of any pensions, allowances, lump sums or other similar benefits on retirement for the benefit of any present or former director, officer or employee of the Company or ADAB or for the benefit of any of their dependants;

“Permits”	means any and all licences, consents, permits, authorisations or the like, made or issued pursuant to or under, or required by, Environmental Laws in relation to the carrying on of the Business;

“Person”	means any individual, company, partnership, trust or other entity of whatever nature;

“Proceedings”	means any proceeding, suit or action arising out of or in connection with this Agreement;

“Properties”

means the properties, short particulars of which are set out in Schedule 2 and the expression “Property” shall mean, where the context so admits, any one or more of those properties and any part or parts of them;

“Relief”	means any relief, allowance, credit, exemption or set-off in respect of any Tax or any deduction in computing income, profits or gains for the purposes of any Tax;

“Remedial Action”

means (i) preventing, limiting, removing, remedying, cleaning-up, abating or containing the presence or effect of any Hazardous Matter in the Environment (including the Environment at the Property) in each case which the Company or ADAB is required by law to undertake or (ii) carrying out investigative work and obtaining legal and other professional advice as is reasonably required in relation to (i);

“Sale Shares”	means the 1,000 shares in the Company each having a nominal value of SEK100 currently in existence and being the entire registered share capital of the Compay prior to the issuance of the New Shares;

“Second Escrow Payment Date”	means the date falling six months after the date of Completion;

“SEC”	means the United States Securities and Exchange Commission;

“Seller’s Accountants”	means PriceWaterhouseCoopers of Abacus House, Castle Park, Cambridge, England;

“Seller’s Solicitors”	means Nicholson Graham & Jones of 110 Cannon Street, London, EC4N 6AR;

“Shares”	means the Sale Shares and the New Shares;

“Software”

means any and all computer programs in both source and object code form, including all modules, routines and sub-routines of them and all source and other preparatory materials relating to them, including user requirements, functional specifications and programming specifications, ideas, principles, programming languages, algorithms, flow charts, logic, logic diagrams, orthographic representations, file structures, coding sheets and coding and including any manuals or other documentation relating to them and computer generated works;

“Subscription”	means the subscription by the Buyer for New Shares and the subscription by the Company for 9,310 shares of ADAB pursuant to Clause 2.1;

“Subsidiary”

means when used with respect to any Person, each other Person in which such Person directly or indirectly (i) holds a majority of the voting rights of such other Person or (ii) has the right to appoint or remove a majority of the directors of such other Person, or (iii) controls alone, pursuant to an agreement with other shareholders or members, a majority of voting rights in it;

“Swedish GAAP”	means principles which are in accordance with applicable laws and generally accepted accounting principles in Sweden, applied by the Company on a consistent basis as at the Balance Sheet Date;

“Taxation” or “Tax”

means all forms of taxation and statutory, governmental, supra-governmental, state, principal, local governmental or municipal impositions, duties, contributions and levies, in each case whether of Sweden, the United Kingdom, the United States or elsewhere and whenever imposed, and all penalties, charges, costs and interest relating to them and without limitation value added taxes, all employment taxes and social security contributions and any deductions or withholdings of any sort in the nature of taxation;

“Taxation Authority”	means the Skattemyndigheten and any other governmental or other authority whatsoever competent to impose any Taxation, whether in Sweden, the United Kingdom, the United States or elsewhere;

“Taxation Statute”	means any directive, statute, enactment, law or regulation, wherever enacted or issued, coming into force or entered into providing for or imposing any

Taxation, including orders, regulations, instruments, bye-laws or other subordinate legislation made under the relevant statute or statutory provision and any directive, statute, enactment, law, order, regulation or provision which amends, extends, consolidates or replaces the same or which has been amended, extended, consolidated or replaced by the same, provided that any such amendment, extension, consolidation or replacement on or after the date of this Agreement shall not increase the liability of the Warrantors under this Agreement;

“Tax Covenant”	means the covenant relating to Tax in Clause 11 of this Agreement;

“Tax Event”

means the existence of any state of affairs and any payment, transaction, action or omission, any change in the residence of any person for the purposes of any Tax, the death of any person, and a failure to take any action which would avoid an apportionment or deemed distribution of income (regardless of whether the taking of any such action after Completion could have avoided such apportionment or deemed distribution) and shall also include the execution of the Agreement and Completion;

“Tax Warranties”	means the warranties set out in Part 2 of Schedule 4;

“Third Escrow Payment Date”	means the first anniversary of the date of Completion;

“Third Party Rights Act”	means the Contracts (Rights of Third Parties) Act 1999;

“VAT”	means value added tax;

“Warranties”	means the warranties set out in Clause 8 and Schedule 4;

“Warrantors”	means the Seller and the Guarantor;

“Watson Group”	means Watson and any Subsidiary of Watson;

“Working Capital Amount”	means in relation to the Company and ADAB, their consolidated current assets less their consolidated liabilities as set out in the Completion Balance Sheet;

“Working Hours”	means 9 a.m. to 5 p.m.;

1.2                               Interpretation

In this Agreement and the Schedules to it (except where the context otherwise requires):

1.2.1                        any reference to the Background, or a Clause, Sub-clause or Schedule is to the relevant background item, clause, sub-clause or schedule of or to this Agreement.  Any reference to a paragraph is to the relevant paragraph of the Schedule in which it appears;

1.2.2                        the table of contents and Clause headings are included for convenience only and shall not affect the interpretation of this Agreement;

1.2.3                        use of the singular includes the plural and vice versa;

1.2.4                        use of any gender includes the other genders;

1.2.5                        any reference to “persons” includes natural persons, firms, partnerships, companies, corporations, associations, organisations, governments, states, foundations and trusts (in each case whether or not having separate legal personality);

1.2.6                        any reference to a statute, statutory provision or subordinate legislation (“legislation”) shall (except where the context otherwise requires) be construed as referring to such legislation as amended and in force from time to time and to any legislation which re-enacts or consolidates (with or without modification) any such legislation;

1.2.7                        any reference to an English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include a reference to what most nearly approximates in that jurisdiction to the English legal term;

1.2.8                        any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

1.2.9                        any reference to “writing” or “written” includes faxes and any non-transitory form of visible reproduction of words (but not email);

1.2.10                  any agreement, covenant, representation, warranty, undertaking or liability arising under this Agreement on the part of two or more persons shall be deemed to be made or given by such persons jointly and severally;

1.2.11                  references to the Warrantors shall include each of them jointly and severally;

1.2.12                  references to times of the day are to London time and references to a day are to a period of 24 hours running from midnight on the previous day; and

1.2.13                  in Schedule 4, references to the Company shall be deemed to include a corresponding reference to ADAB and to each of them severally and references to the Accounts are to those of the Company or ADAB, as the case may be.

1.3                               Schedules

The Schedules and Background form part of this Agreement and shall have effect as if set out in full in the body of this Agreement and any reference to this Agreement includes the Schedules and Background.

2.                                      SALE AND PURCHASE

2.1                               Subscription for New Shares and Capitalisation of ADAB

Immediately prior to the sale of the Sale Shares pursuant to Clause 2.2:

2.1.1                        the Buyer shall subscribe for the New Shares at par value and the New Shares shall be issued and allotted to the Buyer free of Encumbrances;

2.1.2                        the Buyer’s name shall be entered into the Company’s register of members in respect of the New Shares;

2.1.3                        share certificates representing the New Shares shall be delivered to the Buyer;

2.1.4                        the Company shall subscribe for 9,310 shares of ADAB at par value and such shares shall be issued and allotted to the Company free of Encumbrances;

2.1.5                        the Company’s name shall be entered into ADAB’s register of members in respect of the new ADAB shares; and

2.1.6                        share certificates representing the new ADAB shares shall be delivered to the Buyer, to be held to the order of the Company pending Completion.

2.2                               Obligation to sell and purchase of the Sale Shares

Subject to the terms of this Agreement and contingent upon the Subscription having occurred (and immediately upon it having occurred), the Seller shall sell to the Buyer the Sale Shares (being the entire issued share capital of the Company prior to the Subscription) together with all rights attaching to them at the date of this Agreement and all additional rights (if any) attaching to them at Completion and the Buyer shall purchase and pay for the Sale Shares accordingly.

2.3                               Obligation to sell and purchase the Business IP

Subject to the terms of this Agreement, the Seller shall procure the sale to the Company of the Business IP free from encumbrances and the Company shall purchase the Business IP accordingly.

2.4                               Dividends and distributions

The Buyer shall be entitled to exercise all rights attached or accruing to the Shares including the right to receive all dividends and distributions declared, paid or made by the Company on or after the date of this Agreement.

2.5                               Sale and purchase of all Shares

The Buyer shall not be obliged to complete the purchase of any of the Shares unless the purchase of all the Sale Shares is completed simultaneously.

2.6                               Implied Covenants for title

The Seller covenants, in relation to the Sale Shares to be transferred by it pursuant to this Agreement, that;

2.6.1                        he has the right to transfer the legal and beneficial title to them; and

2.6.2                        they are free from all Encumbrances.

3.                                      CONSIDERATION

3.1                               Consideration subject to adjustment

Subject to adjustment as provided in Clause 6.2, the consideration for the Sale Shares shall be an amount equal to the Initial Consideration.

3.2                               Reduction in consideration

Any payment made by the Warrantors in respect of a breach of any Warranties or payment made under the Indemnities, or any other payment made to the Buyer pursuant to this Agreement, shall be deemed to reduce the price paid for the Shares under this Agreement by a matching amount.

4.                                      GUARANTEES

4.1                               Seller’s Guarantee

In consideration of the Buyer entering into this Agreement, the Guarantor, at the request of the Seller, hereby unconditionally guarantees to the Buyer the due and punctual performance and observance by the Seller of all the Seller’s payment obligations contained in this Agreement and shall procure the punctual performance of all the Seller’s other obligations hereunder and the punctual discharge by the Seller of all the Seller’s liabilities (payments or otherwise) to the Buyer contained in this Agreement (the “Guaranteed Obligations”).

If the Seller shall make default in the payment when due of any amount payable to the Buyer under this Agreement, the Guarantor shall forthwith on demand by the Buyer unconditionally pay to the Buyer in the manner prescribed in this Agreement an amount equal to the amount payable by the Seller.

As an independent and primary obligation, without prejudice to Clause 4.1 the Guarantor hereby unconditionally and irrevocably agrees to indemnify and keep indemnified the Buyer against all and any losses, costs, claims, liabilities, damages, demands and expenses suffered or incurred by the Buyer arising from failure of the Seller to comply with any of Guaranteed Obligations or by reason of the Seller not being at any time, or ceasing to be, liable in respect of Guaranteed Obligations other than in accordance with the terms of this Agreement.

The guarantee and indemnity contained in this Clause 4.1 shall be a continuing guarantee and indemnity and shall continue in full force and effect until all liabilities in respect of the Guaranteed Obligations, have been paid, discharged or satisfied in full and notwithstanding any insolvency of the Seller or any change in the status of the Seller.

The Guarantor shall not be exonerated or discharged nor shall its liability be affected by any forbearance, whether as to payment, time, performance or otherwise howsoever, or by any other indulgence being given to the Seller or by any variation of the terms of this Agreement or by any act, thing, omission or means whatever which, but for this provision, might operate to exonerate or discharge the Guarantor from its obligations under the guarantee and indemnity contained in this Clause 4.1.

4.2                               Buyer’s Guarantee

In consideration of the Seller entering into this Agreement, Watson, at the request of the Buyer, hereby unconditionally guarantees to the Seller the due and punctual performance and observance by the Buyer of all the Buyer’s payment obligations contained in this Agreement and shall procure the punctual performance of all the Buyer’s other obligations hereunder and the punctual discharge by the Buyer of all the Buyer’s liabilities (payments or otherwise) to the Seller contained in this Agreement (the “Buyer Guaranteed Obligations”).

If the Buyer shall make default in the payment when due of any amount payable to the Seller under this Agreement, Watson shall forthwith on demand by the Seller unconditionally pay to the Seller in the manner prescribed in this Agreement an amount equal to the amount payable by the Buyer.

As an independent and primary obligation, without prejudice to Clause 4.2, Watson hereby unconditionally and irrevocably agrees to indemnify and keep indemnified the Seller against all and any losses, costs, claims, liabilities, damages, demands and expenses suffered or incurred by the Seller arising from failure of the Buyer to comply with any of Buyer Guaranteed Obligations or by reason of the Buyer not being at any time, or ceasing to be, liable in respect of Buyer Guaranteed Obligations other than in accordance with the terms of this Agreement.

The guarantee and indemnity contained in this Clause 4.2 shall be a continuing guarantee and indemnity and shall continue in full force and effect until all liabilities in respect of the Buyer Guaranteed Obligations, have been paid, discharged or satisfied in full and notwithstanding any insolvency of the Buyer or any change in the status of the Buyer.

Watson shall not be exonerated or discharged nor shall its liability be affected by any forbearance, whether as to payment, time, performance or otherwise howsoever, or by any other indulgence being given to the Buyer or by any variation of the terms of this Agreement or by any act, thing, omission or means whatever which, but for this provision, might operate to exonerate or discharge Watson from its obligations under the guarantee and indemnity contained in this Clause 4.2.

5.                                      COMPLETION

5.1                               Seller’s obligations

At Completion (which shall take place immediately following the Subscription) the Seller shall:

5.1.1                        deliver to the Buyer each of the documents listed in Part 1 of Schedule 6;

5.1.2                        procure that all necessary steps are taken properly to effect the matters listed in Part 2 of Schedule 6 at board meetings of the Company and ADAB and shall deliver to the Buyer duly signed minutes of all such board meetings; and

5.1.3                        deliver to the Buyer the IPR Assignments executed by the Seller Group Companies.

5.2                               Buyer’s obligations

Subject to the Seller complying with its obligations under Clause 5.1, the Buyer shall at Completion:

5.2.1                        pay the Initial Consideration less the Escrow Amount (being the sum of $12,503,728) by way of electronic transfer for same day value to the Seller’s Solicitors who are irrevocably authorised to receive the same and whose receipt shall be an effective discharge of the Buyer’s obligation to pay such sum;

5.2.2                        pay the Escrow Amount (being the sum of $1,500,000) by way of electronic transfer for the same day value to the Escrow Account; and

5.2.3                        procure the immediate payment by, or on behalf of, ADAB of the sum of $996,272 to the Guarantor (or as it may direct) in full discharge of (and the Guarantor shall procure that its Group Companies shall waive) all sums outstanding on intercompany loan account and all other liabilities, actual or contingent, accrued or unaccrued between ADAB, the Company and the Amarin Group as at Completion.

5.3                               Company records

Forthwith following Completion the Guarantor and Seller shall, and shall procure that any other Group Company of the Guarantor shall, without delay send to the Company at its registered office for the time being, all records, correspondence, documents, files, memoranda and other papers relating to the Company, ADAB or the Business not kept at any of the Properties.

6.                                      COMPLETION BALANCE SHEET

6.1                               Preparation of Completion Balance Sheet

6.1.1                        Forthwith after Completion, the Buyer shall prepare a draft Completion Balance Sheet.  Each of the Buyer and the Seller shall give the other (or procure that the other has) access, through its employees, agents and advisers

(provided that it shall be entitled, at its option, to have a representative present), to all relevant files and/or working papers (with the right to take copies) in their possession or control to the extent that they are required in connection with the preparation of the Completion Balance Sheet;

6.1.2                        The Completion Balance Sheet shall consist of a consolidated balance sheet for the Company and ADAB as at the close of business on the date of Completion and the Completion Balance Sheet shall be prepared in accordance with the principles set out in Schedule 5;

6.1.3                        The Buyer shall use its reasonable endeavours to procure that the draft Completion Balance Sheet is submitted to the Seller for review within 60 calendar days after Completion;

6.1.4                        The parties shall pay their own respective costs in connection with the preparation of the Completion Balance Sheet;

6.1.5                        The draft Completion Balance Sheet shall be deemed to have been accepted as the Completion Balance Sheet unless, within 20 Business Days of their being received by the Seller, the Seller delivers to the Buyer notice to the contrary specifying with reasonable detail:

(a)                                  the item or items disputed;

(b)                                 their reasons; and

(c)                                  how the draft Completion Balance Sheet and the Provisional Consideration should be adjusted.  If the Buyer and the Seller resolve the matters raised in the notice in the 15 Business Days following receipt of the notice, the draft Completion Balance Sheet (adjusted, if necessary, as agreed by the Buyer and the Seller) will be deemed to have been accepted by the parties as the Completion Balance Sheet;

6.1.6                        If the Seller and the Buyer are unable to reach agreement within 15 Business Days of the notice referred to in Clause 6.1.5, the matter(s) in dispute may, at the written election of the Seller or the Buyer, be referred to the decision of an independent chartered accountant (the “Independent Accountant”) to be appointed (in default of nomination by agreement between the Seller and the Buyer) by the President for the time being of the Institute of Chartered Accountants in England and Wales on the written application of the Seller or of the Buyer (whichever applies first);

6.1.7                        The Independent Accountant shall act as an expert and not as an arbitrator and neither the Arbitration Act 1996 nor any earlier or later enactments on arbitration shall apply.  The Independent Accountant’s decision shall (in the absence of manifest error) be final and binding on the Seller and the Buyer for all the purposes of this Agreement.  The Buyer and the Seller shall use their best efforts to ensure that the Independent Accountant’s decision as to the matter in dispute is made within 30 Business Days of appointment. The draft Completion Balance Sheet, as adjusted (if necessary) to reflect the

Independent Accountant’s final and binding decision, will be deemed to have been accepted by the parties as the Completion Balance Sheet.

6.1.8                        The costs of the Independent Accountant shall be apportioned between the parties as the Independent Accountant shall decide but each party shall be responsible for its own costs of presenting its case to the Independent Accountant.

6.2                               Adjustment of Consideration

The Consideration shall be adjusted downwards after Completion in accordance with the following provisions of this Clause 6.2:

6.2.1

(a)                                  If the Working Capital Amount is less than 2,443,000 SEK, the Seller shall pay to the Buyer the amount of the deficiency (translated into US Dollars at the mid-day SEK to US$ spot exchange rate on the date of Completion);

(b)                                 If the amounts owing by ADAB to Svenska Handelsbanken pursuant to its overdraft is greater than SEK 2,600,000 as at the Completion Date, the Seller shall pay to the Buyer the amount by which it exceeds SEK 2,600,000 (translated into US Dollars at the mid-day SEK to US$ spot exchange rate on the date of Completion). The certificate of Svenska Handelsbanken as to the amount of the overdraft at the Completion Date shall (in the absence of manifest error) be conclusive and binding on the parties.

6.2.2                        Any amounts to be paid under Clause 6.2.1 shall be paid:

(a)                                  in the case of 6.2.1(a), within 14 calendar days after the date on which the Completion Balance Sheet have been agreed or settled (whether under Clauses 6.1.5 or 6.1.6 or by virtue of a decision of the Independent Accountant or otherwise) and in the case of Clause 6.2.1(b), within 14 days after the date on which the level of the overdraft is conclusively determined; and

(b)                                 in accordance with Clause 21.

6.2.3                        Where an amount is to be paid by the Seller to the Buyer, to the extent that the amount:

(a)                                  is less than or equal to the Escrow Amount, Clause 6.2.2 shall not apply and the parties shall procure that the amount is released to the Buyer out of the Escrow Amount (together with a pro rata share of the interest accrued on the Escrow Amount) within 14 calendar days after the date on which the Completion Balance Sheet have been agreed or settled; and

(b)                                 exceeds the Escrow Amount, the provisions of Clause 6.2.2 above shall apply.

7.                                      ESCROW ACCOUNT

7.1                               First Escrow Payment Date

$750,000 of the Escrow Amount shall be paid to the Seller (by payment to the Seller’s Solicitors) on the First Escrow Payment Date less:

7.1.1                        any amount paid out in accordance with Clause 6.2.3(a) or Clause 7.4; and/or

7.1.2                        any amount which is to be retained in the Escrow Account in accordance with Clause 7.5.

7.2                               Second Escrow Payment Date

A further $350,000 of the Escrow Amount shall be paid to the Seller (by payment to the Seller’s Solicitors) on the Second Escrow Payment Date less:

7.2.1                        any amount paid in accordance with Clause 6.2.3(a) or Clause 7.4 in the period between the First Escrow Payment Date and the Second Escrow Payment Date and/or;

7.2.2                        any amount which is to be retained in the Escrow Account in accordance with Clause 7.5, but excluding any amount deducted pursuant to Clause 7.1.2.

7.3                               Third Escrow Payment Date

The remainder of the Escrow Amount shall be paid to the Seller (by payment to the Seller’s Solicitors) on the Third Escrow Payment Date less:

7.3.1                        any amount paid in accordance with Clause 6.2.3(a) or Clause 7.4 in the period between the Second Escrow Payment Date and the Third Escrow Payment Date and/or;

7.3.2                        any amount which is to be retained in the Escrow Account in accordance with Clause 7.5, but excluding any amount deducted pursuant to Clauses 7.1.2. or 7.2.2.

7.4                               Payments out of Escrow

The Buyer may, from time to time before the Third Escrow Payment Date, by notice to the Seller require immediate payment out of the Escrow Amount in/or towards satisfaction of any Claim and/or any other amount claimed by it under this Agreement and shall be entitled to be paid in accordance with such a notice to the extent that:

7.4.1                        the Seller has agreed the amount by giving written consent; or

7.4.2                        the Buyer has obtained judgment of a court of competent jurisdiction in respect of the amount claimed, and the judgment is not at the time of the notice capable of appeal by the Seller.

7.5                               Outstanding Claims

7.5.1                        If the Buyer has notified the Seller in writing of a Claim which has not been finally determined, settled or withdrawn on or before either the First Escrow Payment Date, the Second Escrow Payment Date or the Third Escrow Payment Date, the Buyer shall be entitled to require the Held-over Proportion (as defined below) of the Escrow Amount to remain in the Escrow Account until the Claim or dispute is finally determined, settled or withdrawn;

7.5.2                        On such Claim or dispute being determined, settled or withdrawn, any amount payable out of the Held-over Proportion to:

(a)                                  the Seller will be paid to the Seller’s Solicitors; and

(b)                                 the Buyer will be paid as the Buyer instructs.

7.6                               Interest

Where any payment is made to the Buyer out of the Escrow Account as provided in this Clause, the Buyer shall at the same time be entitled to a corresponding proportion of the interest accrued on the Escrow Account.  Otherwise, all interest accrued on the Escrow Account shall be payable to the Seller (by payment to the Seller’s Solicitors) at the time of payment to them out of the Escrow Amount in accordance with this Clause.

7.7                               Written Instructions

The Seller and the Buyer undertake to give prompt written instructions with regard to the Escrow Amount where necessary or desirable in order to give proper effect to the provisions of this Agreement.  Any such instructions given by the Buyer shall also be given to the Seller and any such instructions given by the Seller shall also be given to the Buyer.

7.8                               Tax Liability

Any tax liability of the Buyer arising on interest paid on any part of the Escrow Amount released to it under Clauses 6.2.3(a) and 7.4 shall be for the account of the Buyer.

7.9                               Payments other than out of Escrow

For the avoidance of doubt the Buyer shall be able to demand a cash sum from the Warrantors otherwise than from the Escrow Account in respect of any finally determined Claim under the Warranties and/or claim or claims under the Indemnities to the extent that monies under the Escrow Account have been exhausted by prior claims or repaid to the Seller in accordance with Clauses 7.1, 7.2 and 7.3.

8.                                      WARRANTIES

8.1                               Extent of Warranties

In consideration of the Buyer agreeing to purchase the Shares on the terms contained in this Agreement, the Warrantors hereby warrant to the Buyer, the Company and ADAB in the terms set out in Schedule 4.

8.2                               Obligation to make enquiries

Where any of the Warranties is made or given “so far as the Warrantors are aware”, such Warranty shall be deemed to be given to the best of the knowledge, information and belief of each of the Warrantors after making reasonable enquiries (subject to any qualification to a Warranty expressly limiting such enquiries to within the Amarin Group and other than enquiries to a Taxation Authority) and the knowledge, information and belief of any one of the Warrantors shall be imputed to the remaining Warrantors.

8.3                               Investigation by Buyer

None of the Warranties or the Indemnities shall be deemed in any way modified or discharged by reason of any investigation or enquiry made or to be made by or on behalf of the Buyer, and no information relating to the Company, ADAB of which the Buyer has knowledge (actual or constructive) other than by reason of its being Disclosed shall prejudice any claim which the Buyer, the Company or ADAB shall be entitled to bring or shall operate to reduce any amount recoverable by the Buyer, the Company or ADAB under this Agreement. The Buyer warrants to the Warrantors that it is not, as at the date of this Agreement, contemplating any Claim in respect of any fact, matter or circumstance of which it has actual knowledge at the date of this Agreement.

8.4                               Information supplied by the Company

Any information supplied by or on behalf of the Company or ADAB (or by any officer, employee or agent of any of the Company or ADAB) to the Warrantors or their advisers in connection with the Warranties, the Indemnities or the information Disclosed in the Disclosure Documents shall not constitute a warranty, representation or guarantee as to the accuracy of such information in favour of the Warrantors and the Warrantors hereby undertake to waive any and all claims which they might otherwise have against the Company or ADAB or against any officer, employee or agent of any of them in respect of such claims but so that this shall not preclude any Warrantor from claiming against any other Warrantor under any right of contribution or indemnity to which it may be entitled.

8.5                               Separate and independent warranties

Each of the Warranties set out in the separate paragraphs of Schedule 4 shall be construed as a separate and independent Warranty. Save as expressly otherwise provided no Warranty shall be limited or restricted by reference to or inference from the terms of any other such Warranty or by anything in this Agreement or the Disclosure Documents.

8.6                               Reliance

The Seller accepts that the Buyer has entered into this Agreement, and has entered into it, upon the basis of and in reliance upon the Warranties and the Indemnities.

9.                                      LIMITATION OF WARRANTORS’ LIABILITY

9.1                               Limitations on liability

The liability of the Warrantors:

9.1.1                        in respect of any claim under the Warranties save for the Tax Warranties, shall be limited as provided in Parts 1 and 2 of Schedule 9; and

9.1.2                        in respect of any claim under the Tax Warranties shall be limited as provided in Part 1 (as expressed to apply) and Part 2 of Schedule 9.

The limitations on the liability of the Warrantors under this Clause and Schedule 9 shall not apply in relation to the Warranties set out in sub-paragraphs 1.2 and 2.4.1 and 2.4.3 of Schedule 4.

9.2                               Exclusions

Notwithstanding any other provision of this Agreement, the provisions of this Clause and Schedule 9 shall not apply to any claim:

9.2.1                        made against the Warrantors in the case of any fraud, dishonesty, wilful misstatement or fraudulent, dishonest or wilful omission by or on behalf of any of the Warrantors provided that each Warrantor shall be solely responsible for its own fraudulent or dishonest acts or omissions or wilful misstatements or omissions; or

9.2.2                        made under the Indemnities.

10.                               INDEMNITIES AND REIMBURSEMENTS

10.1                        DuPont Discount Indemnity

The Warrantors undertake to indemnify and keep the Buyer, the Company and ADAB indemnified from and against all and any Losses which they may suffer as result of the Company’s failure prior to Completion to pass on discounts to its customers in respect of Multipor supplied to it by DuPontSverige AB provided neither Watson nor any Group Company of Watson nor the Company nor ADAB shall, as from the date of Completion, take any action in respect of such customers for the purpose of making any such customers aware that there is or may be a liability owing to any of them in respect of such discounts or the failure of the Company, ADAB or any company in the Amarin Group to pass on the same, unless upon an unsolicited request from such customers.

10.2                        Liability of the Company

The Warrantors undertake to indemnify and keep the Buyer, ADAB and the Company indemnified from and against:

10.2.1                  any and all Losses, liabilities or other obligations of the Company whether accrued, unaccrued, actual or contingent incurred as a result of an event occurring prior to Completion; and

10.2.2                  all Losses which it may suffer as a result of a breach of the Warranties to the extent that such Losses would not have been incurred if the Buyer had directly purchased the shares of ADAB and not the Shares of the Company.

10.3                        Liability in respect of Ken Downie

The Warrantors undertake to indemnify and keep the Buyer, the Company and ADAB indemnified from and against all and any Losses which they may suffer as result of engaging the services of Ken Downie pursuant to Clause 14 hereof other than Losses incurred as a result of actions performed or omissions by Ken Downie in good faith and at the direction, or with the consent, of the Company, ADAB or the Watson Group which are not recoverable under the insurance of the Guarantor or its Group Companies.

10.4                        Reimbursement of payments to Leslie Pryce

The Buyer agrees to reimburse the Guarantor in respect of all payments falling due after the date of Completion that are duly paid by the Guarantor or any Guarantor Group Company to Leslie Pryce pursuant to clause 3(b)(i) and (ii) of the agreement between Ethical Holdings Limited and Leslie John Pryce, dated 4 December 1992, in respect of the Tanabe Group of Companies’ development and commercialisation of once daily morphine formulation for sale in Japan, provided that the Guarantor shall not agree to any amendment to such agreement without the Buyer’s consent.

10.5                        Amarin Group Lease Guarantees

The Buyer undertakes to indemnify and keep the Guarantor (for itself and on behalf of each of the Amarin Group) indemnified from and against all Losses arising from the Company’s failure to pay any amount after Completion and arising from conduct undertaken after Completion that is guaranteed by the Guarantor pursuant to (a) the lease in respect of the Properties (being the documents numbered 7.1 in the Disclosure Documents) and (b) the obligations under the overdraft which ADAB has with Svenska Handelsbanken and the Buyer and the Guarantor undertake to use their reasonable endeavours to procure the release of the Guarantor from such guarantee obligations as soon as practicable (and in any event within 30 Business Days of Completion).

10.6                        Application of Clause 10

For the avoidance of doubt, the provisions of Clause 9 and Schedule 9 shall not apply to this Clause.

11.                               TAX COVENANT

11.1                        Covenant

Subject to Schedule 9 of this Agreement, the Warrantors hereby jointly and severally covenant with the Buyer to pay to the Buyer (so far as possible by way of repayment of the consideration payable under the Agreement for the Sale Shares) an amount equal to:

11.1.1                  any Tax payable by the Company or ADAB arising as a consequence of or by reference to a Tax Event which occurred on or before Completion or was deemed to occur on or before Completion for the purposes of any Tax; or

11.1.2                  any Tax payable by the Company or ADAB in respect of or by reference to any income, profits or gains which were earned, accrued or received or deemed for the purposes of any tax to be earned, accrued or received on or before Completion;

11.1.3                  the setting off of any Relief which arises as a consequence of or by reference to a Tax Event occurring (or deemed to occur) after Completion or in respect of a period commencing after Completion and not as a consequence of or by reference to any Tax Event occurring (or deemed to occur) on or before Completion or in respect of a period ended on or before Completion in circumstances where, but for such setting off, the Company or ADAB would have had an actual liability for Tax in respect of which the Buyer would have been able to make a claim against the Warrantors under this Agreement; or

11.1.4                  any Tax arising from the loss of any Relief where such Relief has been taken into account in computing and so reducing or eliminating any provision for deferred Tax which appears in the Completion Balance Sheet (or which but for such Relief would have appeared in the Completion Balance Sheet) or where such Relief was treated as an asset of the Company or ADAB in the Completion Balance Sheet or was taken into account in the computing any deferred Tax asset which appears in the Completion; or

11.1.5                  “Tax” for the purposes of clause 11 shall include any Tax arising from any Tax Event or the earning of an income, profit or gains which results in the Company and/or ADAB becoming liable to pay or bear a liability for Tax chargeable directly or primarily against or attributable directly or primarily to another person (not being the Company or ADAB).

12.                               PROTECTION OF GOODWILL

12.1                        Covenants

As further consideration for the Buyer agreeing to purchase the Shares on the terms contained in this Agreement and with the intent of assuring to the Buyer the full benefit and value of the goodwill and connections of the Company and ADAB and as a constituent part of the sale of the Shares, the Warrantors hereby undertake (binding themselves and each of their Group Companies) to the Buyer, the Company and ADAB that (except as directors or employees of the Company or ADAB or with the written consent of the Buyer) neither they nor their Group Companies shall, whether on their own behalf or with or on behalf of any person, and whether directly or indirectly by any person or business controlled by them or any Connected Person:

12.1.1                  until 18 months after Completion, carry on, incorporate or be engaged,  concerned, interested or in any way assist within the United States or Sweden in any business which competes with all or part of the Business, other than to an immaterial extent (whether the same is immaterial shall be determined in the reasonable opinion of the Buyer and notified to the Warrantors), provided that nothing in this Sub-clause shall prevent the Warrantors or any of their subsidiaries from holding for investment purposes only any units of an authorised unit trust and/or not more than 3% of any class of the issued share or loan capital of any company traded on a recognised investment exchange;

12.1.2                  until 18 months after Completion, canvass, solicit or approach or cause to be canvassed, solicited or approached (with a view to conducting business which may in any way breach Clause 12.1.1 above) the custom of any person who at any time during the 12 months preceding Completion shall have been a client or customer of the Company or ADAB;

12.1.3                  until 18 months after Completion offer employment to or offer to conclude any contract of services with employees of the Company or ADAB holding executive or managerial posts or procure or facilitate the making of such an offer by any person, firm or company or entice or endeavour to entice any such employees to terminate their employment with the Company or ADAB (provided always that this Clause shall only apply in relation to persons who were so employed at Completion and who were still so employed immediately before the relevant breach of this Sub-clause) save where such person applies for a position with any Seller Group Company where such position was the subject of a bona fide public advertisement prior to such application;

12.1.4                  at any time after Completion use as or as part of any corporate trading, business or domain name, meta-tag or other form of identifier the name “Watson” or “Gacell” or any other name (except for “Amarin”) or initials intended or likely to be confused or associated with the Company or ADAB.

Each undertaking contained in this Clause shall be read and construed independently of the other undertakings in this Clause as an entirely separate and severable undertaking.

12.2                        Severability of covenants

12.2.1                  Whilst the undertakings in this Clause are considered by the parties to be reasonable in all the circumstances, if any one or more should for any reason be held to be invalid but would have been held to be valid if part of the wording thereof was deleted, or its period reduced or the range of activities or areas covered by it reduced in scope, the said undertakings shall apply with the minimum modifications necessary to make them valid and effective. Further, if any one or more of the undertakings is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade, the remaining undertakings shall continue to bind the Seller.

12.2.2                  The Buyer undertakes to the Guarantor that it will not at any time after the date which is 3 months after Completion use as or as part of any corporate trading, business or domain name, meta-tag or other form of identifier the name “Amarin” or any other name or initials intended or likely to be confused or associated with the Guarantor and the Guarantor hereby grants to ADAB a non-exclusive royalty free licence to use the trade name “Amarin” solely for the purpose of interim trading during the period in which the Buyer rebrands the Business. This licence will terminate on the date which is 3 months from Completion.

13.                               TRANSITIONAL SERVICES AND NOVATION/ASSIGNMENT CONTRACTS

13.1                        Transitional Services

The Guarantor agrees that for the first six months following Completion it will provide reasonable assistance to the Buyer and Watson in order to assist the Buyer and Watson in respect of the managerial and other issues that may arise in connection with the change of ownership of the Company provided that the Buyer will reimburse all disbursements which any company in the Amarin Group may incur in connection with the same and further provided that Amarin Group personnel shall not be required to spend more than an aggregate of 10 hours a week in the provision of such assistance nor be required to travel outside the United Kingdom to provide such assistance.

13.2                        Assignment or Novation of Contracts after Completion

13.2.1                  The Buyer shall use its reasonable endeavours to take over the benefit of the Novation/Assignment Contracts and undertakes to the Seller with effect from Completion to assume the obligations and become entitled to the benefits of the Seller under the Novation/Assignment Contracts and undertakes to carry out and perform and complete all the obligations and liabilities created by or arising under the Novation/Assignment Contracts (except for any obligations or liabilities attributable to a breach on the part of the Seller (and/or each relevant company in the Amarin Group) or its employees, agents or sub-contractors) and shall indemnify the Seller (and/or each company in the Amarin Group) and keep it fully indemnified against all liabilities, losses, actions, proceedings, costs, claims, demands and expenses brought or made against or incurred by the Seller (and/or each company in the Amarin Group) in respect of the non-performance or defective or negligent performance by the Buyer or the relevant company in the Watson Group of the Novation/Assignment Contracts after the date of Completion.

13.2.2                  The Seller undertakes with effect from Completion to assign to the order of the Buyer or to procure the assignment to the order of the Buyer all the Novation/Assignment Contracts which are capable of assignment without the consent of other parties.

13.2.3                  In so far as any of the Novation/Assignment Contracts are not assignable to the Buyer without the agreement of or novation by or consent to the assignment from another party, this Agreement shall not constitute an assignment or attempted assignment if such assignment or attempted assignment would constitute a breach of such Novation/Assignment Contracts. In the event that consent or novation is required to such assignment:

13.2.4                  the Seller at the Buyer’s request shall use all reasonable endeavours with the co-operation of the Buyer to procure such novation or assignment as aforesaid;

13.2.5                  unless and until any such Novation/Assignment Contract shall be novated or assigned as aforesaid the Seller shall continue its corporate existence and shall hold such Novation/Assignment Contract in trust for the Buyer and its successors in title absolutely and the Buyer shall (if such sub-contracting is permissible and lawful under the Novation/Assignment Contract in question) as the Seller’s sub-contractor perform all the obligations of the Seller under such Novation/Assignment Contract provided that the Buyer shall indemnify the Seller and each company in the Amarin Group and keep each of them full indemnified against all liabilities, losses, actions, proceedings, costs, claims, demands and expenses brought or made against or incurred by any of them in connection with its performance of such obligations arising after the date of Completion (save where the relevant company in the Amarin Group has failed to comply with its obligations under this Clause 13.2.5);

13.2.6                  unless and until any such Novation/Assignment Contract shall be novated or assigned the Seller will (so far as it lawfully may) give all such assistance to the Buyer as the Buyer may reasonably require to enable the Buyer to enforce its rights under such Novation/Assignment Contract and (without limitation) will provide access to all relevant books, documents and other information in relation to such Novation/Assignment Contract as the Buyer may require from time to time.

13.2.7                  If such consent or novation is refused or otherwise not obtained on terms reasonably satisfactory to the Buyer within 60 Business Days of the date of Completion, the Buyer shall be, save where the arrangements contemplated by Clauses 13.2.5 are able to continue and the relevant counterparty to the Novation/Assignment Contract has not prevented the same from continuing, entitled at its sole discretion to require the Seller to serve proper notice to terminate that Novation/Assignment Contract and the Seller shall indemnify and keep indemnified the Buyer from and against all losses, damages, costs, actions, proceedings, claims, demands, liabilities and expenses (including, without limitation, legal and other professional fees and expenses but other than VAT or its equivalent which is recoverable as input tax or its equivalent) which the Buyer may reasonably suffer, sustain, incur, pay or be put to by reason or on account of or arising from the termination of such Novation/Assignment Contract.

13.2.8                  To the extent that any payment is made to the Seller in respect of the Novation/Assignment Contracts on or after Completion the Seller shall receive the same as trustee, shall record such payment separately in its books and shall account to the Buyer for the same on Completion or if received thereafter within seven Business Days of receipt.

13.2.9                  In this Clause 13, the terms “novation” and “assignment” shall include any other effective assumption of the burden and/or the benefit of a Novation/Assignment Contract.

14.                               SERVICES OF KEN DOWNIE

14.1                        Provision of Services

The Guarantor and Watson each covenants that it shall use its reasonable efforts to procure that for the six month period immediately following Completion, Ken Downie shall continue to work full time (if required by the Company) under the Company’s direction in relation to the Business (provided that, in the case of Watson, such reasonable efforts shall not require its incurrence of any financial expenditure).

14.2                        Employee of the Guarantor

For the avoidance of doubt, Ken Downie’s status shall be that of an employee of the Guarantor and not of the Buyer during the six month period and neither the Company nor ADAB shall be liable his salary or any of his employee benefits.  The Guarantor agrees not to terminate Ken Downie’s employment during such period, except as a result of a material breach of his terms of employment justifying summary dismissal (and subject to the Guarantor acting in good faith and consulting the Buyer prior to such termination).

15.                               COOPERATION OF SELLER’S ACCOUNTANTS

15.1                        Scope of Cooperation

The Seller shall cooperate with the Buyer, and shall use reasonable endeavours to cause the Seller’s Accountants to provide reasonable assistance to the Buyer in preparation of any registration statement, offering memorandum or prospectus for debt or equity securities of the Buyer or Group Company of the Buyer under the United States Securities Act of 1933, as amended (the “1933 Act”), including without limitation, in respect of preparation, audit and review of financial statements for the Company and ADAB for the last three Financial Years or portion thereof for inclusion in (i) any of the foregoing documents, (ii) the Buyer’s Current Report on Form 8-K in respect of the Transaction and (iii) the Buyer’s Annual Report on Form 10-K for the Buyer’s current and succeeding Financial Years.  In connection therewith, the Seller shall use reasonable endeavours procure that the Seller’s Accountants shall (i) provide such comfort letters as may reasonably be requested in connection therewith (ii) provide the Buyer’s independent public accountants with access to the Seller’s Accountants’ work papers relating to any such financial statements, (iii) provide consents to inclusion of the Seller’s Accountants’ opinion and report in respect of any such financial statements included in any SEC filings, (iv) assist in preparation of responses to comments received from the Staff of the SEC in respect of any such financial statements included in any SEC filings, (v) prepare “statutory audits” required to be filed in respect of the Company and ADAB, and (vi) respond to inquiries from the Buyer’s management in connection with such managers’ certification of any such financial statements pursuant to the Sarbanes-Oxley Act of 2002.

15.2                        Indemnification

The Buyer shall indemnify the Seller and each Seller Group Company in respect of its reasonable costs and expenses in complying with its obligations under this Clause 15 (including without limitation any fees and expenses of the Seller’s Accountant charged to any Seller Group Company in connection therewith).

16.                               FURTHER ASSURANCE

Each party shall, from time to time at its own cost on being required to do so by the other, now or at any time in the future, do or procure the doing of all such acts and/or execute or procure the execution of all such documents in a form reasonably satisfactory to that party as that party may reasonably consider necessary for giving full effect to this Agreement and securing to that party the full benefit of the rights, powers and remedies conferred upon it in this Agreement.

17.                               SUCCESSORS AND ASSIGNS

17.1                        Assignment with Consent

Except as provided in Clause 17.2, none of the parties shall, without the prior written consent of the others assign, transfer, charge or deal in any other manner with this Agreement or any rights under it in whole or in part.

17.2                        Assignment to Buyer Group

The Buyer may assign its rights under this Agreement in whole or in part to (i) any Buyer Group Company provided that the Buyer shall procure that any such assignee shall assign back such rights to the Buyer immediately prior to its ceasing to be a member of a Buyer Group Company; and (ii) any third party subject to the consent of the Seller (such consent not to be unreasonably withheld or delayed).  Any such assignment shall be made on terms that the assignee acknowledges that the Seller and the Guarantor may continue to deal exclusively with the Buyer in respect of all matters relating to this Agreement unless and until the assignee notifies the Guarantor in writing that it is exercising its rights as assignee provided that any such assignment shall not increase the liability of the Seller or the Guarantor under this Agreement.

17.3                        Successors

This Agreement and all the provisions hereof shall be binding upon and enure for the benefit of the parties hereto and, to the extent capable by law, their respective successors in title (whether by merger, acquisition, operation of law or otherwise).

18.                               ENTIRE AGREEMENT

18.1                        Entire agreement

This Agreement, and the documents referred to in it, constitutes the entire agreement and understanding of the parties and supersedes any previous agreement between the parties relating to the subject matter of this Agreement.

18.2                        Remedies

The rights under this Agreement of the Buyer are independent, cumulative and without prejudice to all other rights available to it whether as a matter of common law, statute, custom or otherwise.

18.3                        Non-exclusion of fraud

Nothing in this Agreement or in any other document referred to in this Agreement shall be read or construed as excluding any liability or remedy as a result of fraud.

19.                               WAIVER, VARIATION AND RELEASE

19.1                        No waiver by omission, delay or partial exercise

No omission to exercise or delay in exercising on the part of any party to this Agreement any right, power or remedy provided by law or under this Agreement shall constitute a waiver of such right, power or remedy or any other right, power or remedy or impair such right, power or remedy.  No single or partial exercise of any such right, power or remedy shall preclude or impair any other or further exercise of it or the exercise of any other right, power or remedy provided by law or under this Agreement.

19.2                        Specific waivers to be in writing

Any waiver of any right, power or remedy under this Agreement must be in writing and may be given subject to any conditions thought fit by the grantor.  Unless otherwise expressly stated, any waiver shall be effective only in the instance and only for the purpose for which it is given.

19.3                        Variations to be in writing

Amendments to this Agreement or to any of the documents referred to in it are only valid if in writing and signed by or on behalf of each of the parties.

19.4                        Non-release of all Warrantors

Any liability of the Warrantors to any person under this Agreement may in whole or in part be released, compounded or compromised or time or indulgence given by that person in its absolute discretion as regards any of the Warrantors under such liability without in any way prejudicing or affecting its rights against any other or others of the Warrantors under the same or like liability, whether joint or several or otherwise, or any other person’s rights against any of them in any respect.

20.                               COSTS AND EXPENSES

20.1                        Payment of costs

Save as otherwise stated in this Agreement, each party shall pay its own costs and expenses in relation to the negotiation, preparation, execution and carrying into effect of this Agreement.

20.2                        Company to pay no costs

For the avoidance of doubt, neither the Company nor ADAB shall pay any legal or other professional charges and expenses in connection with any investigation of the affairs of the Company or ADAB or the negotiation, preparation, execution and carrying into effect of this Agreement.

21.                               PAYMENTS

Save as envisaged in Clause 7.6, all payments to be made under this Agreement shall be made in full without any set-off or counterclaim and free from any deduction or withholding save as may be required by law. If such amounts are required to be deducted or withheld:

21.1.1                  such deduction or withholding shall not exceed the minimum amount which it is required by law to deduct or withhold; and

21.1.2                  the payer will simultaneously pay to the payee (provided that such payee is resident or domiciled for Tax purposes in the United States or Sweden) such additional amounts as will result in the receipt by the payee of a net amount equal to the full amount which would otherwise have been receivable had no such deduction or withholding been required.

22.                               ANNOUNCEMENTS

22.1                        Restrictions on announcements

No press conference, announcement or other communication concerning any of the transactions referred to in this Agreement, shall be made or dispatched by the any of the Parties or their agents, employees or advisers to any third party without the prior written approval of the others save as may be required by:

22.1.1                  any law;

22.1.2                  any existing contractual arrangements;

22.1.3                  NASDAQ;

22.1.4                  the SEC;

22.1.5                  the New York Stock Exchange; or

22.1.6                  any applicable regulatory authority to which the Seller is subject where such requirement has the force of law,

provided that such communication shall be made only after consultation with the Buyer.

22.2                        Time limit

The restrictions contained in this Clause 22 shall continue to apply after Completion without limit in time.

22.3                        Legal and regulatory requirements

The Buyer and each of the Warrantors undertake to provide all such information known to it or which on reasonable enquiry ought to be known to it or as may reasonably be required by any of them in relation to the Company or ADAB or any of them for the purpose of complying with the requirements of:

22.3.1                  law;

22.3.2                  the Stock Exchange;

22.3.3                  the United States Securities and Exchange Commission; or

22.3.4                  any applicable regulatory authority to which any of the parties is subject where such requirement has the force of law.

23.                               NOTICES

23.1                        In writing

Notice under this Agreement shall only be effective if it is in writing.  Faxes are permitted.

23.2                        Addresses

A notice under this Agreement shall be sent to a party at its address or number and for the attention of the individual set out below:

Party and title of individual	Address	Fax No.

Watson and the Buyer	311 Bonnie Circle, Corona, CA 92880-2882 USA	+1 909 279 8094

The Guarantor and the Seller	7 Curzon Street, London W1J 5HG England	+44 207 499 9004

A party may change its notice details on giving notice to the other party of the change in accordance with this Clause.

23.3                        Receipt

23.3.1                  Any notice given under this Agreement shall, in the absence of earlier receipt, be deemed to have been duly given as follows:

(a)                                  if delivered personally, on delivery;

(b)                                 if sent by fax when despatched provided that the sender obtains a printed confirmation of transmission of all pages to the correct facsimile number.

23.3.2                  Any notice given under this Agreement outside Working Hours in the place to which it is addressed shall be deemed not to have been given until the start of the next period of Working Hours in such place.

23.3.3                  Notice given under this Agreement shall not be validly served if sent by email.

24.                               COUNTERPARTS

24.1                        Execution in counterparts

This Agreement may be executed in any number of counterparts.  This has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

24.2                        One agreement

Each counterpart shall constitute an original of this Agreement but all the counterparts shall together constitute one and the same Agreement.

25.                               LANGUAGE

25.1                        Translations

If this Agreement is translated into another language, the English language text shall prevail.

25.2                        Notices

Any notice given under or in connection with this Agreement shall be:

25.2.1                  in English; or

25.2.2                  accompanied by an English translation made by a translator and certified as accurate by an officer of the party giving the notice.

26.                               CONFIDENTIALITY

26.1                        No disclosure

The Seller hereby undertakes with the Buyer, the Company and ADAB that it shall, both during and after the term of this Agreement, preserve the confidentiality of, and not directly or indirectly reveal, report, publish, disclose or transfer or use for its own or any other purposes Confidential Information except:

26.1.1                  in the circumstances set out in Clause 26.2 below;

26.1.2                  to the extent otherwise expressly permitted by this Agreement; or

26.1.3                  with the prior consent in writing of the party to whose affairs such Confidential Information relates.

26.2                        Permitted disclosures

The circumstances referred to in Clause 26.1.1 above are:

26.2.1                  where the Confidential Information, after it is furnished to the Seller, enters the public domain otherwise than as a result of:

(a)                                  a breach by the Seller of its obligations in this Clause 26; or

(b)                                 a breach by the person who disclosed that Confidential Information of a confidentiality obligation and the Seller is aware of such breach;

26.2.2                  if and to the extent the Seller makes disclosure of the Confidential Information to any person:

(a)                                  in compliance with any requirement of law;

(b)                                 in response to a requirement of NASDAQ or the New York Stock Exchange;

(c)                                  in response to any applicable regulatory authority to which the Seller, the Guarantor , the Buyer or Watson is subject, where such requirement has the force of law; or

(d)                                 in order to obtain tax or other clearances or consents from a relevant Taxation Authority or Authorities; or

26.2.3                  where the Confidential Information is disclosed to (a) the employees and their trade unions or works councils of the Company in compliance with any requirement of law; and (b) the directors, agents, consultants and professional advisers of the Seller as required only for the purposes of the transaction envisaged by this Agreement, provided that any such information disclosable pursuant to Clause 26.2.3 shall be disclosed only after consultation with the Buyer.

26.3                        United States Treasury Regulations

Notwithstanding any other provision of this Agreement or in any other written or oral understanding or agreement to which the parties hereto are parties or by which they are bound, the parties acknowledge and agree that any obligations of confidentiality contained in Clause 26 or in such other written or oral agreements shall not apply to the tax treatment and tax structure of the Transaction upon the earlier to occur of (i) the date of the public announcement of discussions relating to the Transaction, (ii) the date of the public announcement of the Transaction, or (iii) the date of the execution of this Agreement (all within the meaning of United States Treasury Regulations Section 1.6011-4), provided that the parties recognise that the privilege each has to maintain, in its sole discretion, the confidentiality of a communication relating to the Transaction, including a confidential communication with its solicitors or a confidential communication with a United States federally authorised tax practitioner under Section 7525 of the United States Internal Revenue Code, is not intended to be affected by the foregoing.

26.4                        No time limit

The restrictions contained in this Clause shall continue to apply for a period of three years after Completion.

27.                               THIRD PARTY RIGHTS

27.1                        No right to enforce

Nothing in this Agreement is intended to confer on any person any right to enforce any term of this Agreement which that person would not have had but for the Third Party Rights Act except that:

27.1.1                  Clauses 8, 10, 11 and 26 confer on the Company its rights which are directly enforceable by it subject to and in accordance with the terms of this Agreement; and

27.1.2                  (without prejudice to all other relevant terms) the benefits conferred by Clauses 19 and 21 are also directly enforceable by the Company insofar as the rights referred to in Clause 27.1.1 are concerned.

27.2                        No consent

No right of any party to agree any amendment, variation, waiver or settlement under or arising from or in respect of this Agreement, or to terminate this Agreement, shall be subject to the consent of any person who has rights under this Agreement by virtue of the Third Party Rights Act.

28.                               AGREEMENT TO CONTINUE IN FULL FORCE AND EFFECT

This Agreement (including the Warranties and Indemnities) shall, to the extent that it remains to be performed, continue in full force and effect notwithstanding Completion.

29.                               INVALIDITY

29.1                        Unenforceability, etc.

If any provision of this Agreement shall be found by any court or administrative body of competent jurisdiction to be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall not affect the other provisions of this Agreement which shall remain in full force and effect.

29.2                        Modification

If any provision of this Agreement is found to be illegal, invalid or unenforceable but would be legal, valid or enforceable if some part of the provision were amended or deleted, the provision in question shall apply with such modification(s) as may be necessary.

29.3                        Substitution

The parties agree, in the circumstances referred to in Clause 29.1 and if Clause 29.2 does not apply, to attempt to substitute for any illegal, invalid or unenforceable provision a legal, valid or enforceable provision which achieves to the greatest extent possible the same effect. The obligations of the parties under any illegal, invalid or unenforceable provision of this Agreement shall be suspended while an attempt at such substitution is made.

30.                               GOVERNING LAW AND JURISDICTION

30.1                        English law

This Agreement is governed by and to be construed in accordance with English law.

30.2                        Courts of England and Wales

The parties to this Agreement irrevocably agree that, for the exclusive benefit of the Buyer, the courts of England shall have non-exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Agreement and that accordingly any Proceedings may be brought in such courts.

30.3                        Seller’s Process Agent

30.3.1                  The Seller:

30.3.2                  irrevocably appoints Nicholson Graham & Jones of 110 Cannon Street, London as its agent to receive on its behalf in England service of any proceedings arising out of or in connection with this Agreement;

30.3.3                  agrees that service shall be deemed completed on delivery to such agent (whether or not it is forwarded to and received by the Seller);

30.3.4                  if for any reason such agent ceases to be able to act as agent or no longer has an address in England, shall forthwith appoint a substitute acceptable to the Buyer and deliver to the Buyer the new agent’s name, address; and

30.3.5                  irrevocably consents to any process in any legal action or proceedings arising out of or in connection with this Agreement being served on it in accordance with the provisions of this Agreement relating to service of notices. Nothing contained in this Agreement shall affect the right to serve process in any other manner permitted by law.

30.4                        Buyer’s Process Agent

30.4.1                  The Buyer:

30.4.2                  irrevocably appoints Latham & Watkins, London office as its agent to receive on its behalf in England service of any proceedings arising out of or in connection with this Agreement;

30.4.3                  agrees that service shall be deemed completed on delivery to such agent (whether or not it is forwarded to and received by the Buyer);

30.4.4                  if for any reason such agent ceases to be able to act as agent or no longer has an address in England, shall forthwith appoint a substitute acceptable to the Seller and deliver to the Seller the new agent’s name, address; and

30.4.5                  irrevocably consents to any process in any legal action or proceedings arising out of or in connection with this Agreement being served on it in accordance with the provisions of this Agreement relating to service of notices. Nothing contained in this Agreement shall affect the right to serve process in any other manner permitted by law.

SCHEDULE 1

DIRECTORS OF THE COMPANY

NAME OF DIRECTOR	DIRECTORSHIPS HELD

RICHARD STEWART	ADAB,

The Seller Guarantor,

The Seller,

Ethical Pharmaceuticals (UK) Limited,

Amarin Pharmaceuticals Inc.

STEFAN OHLSSON	ADAB

STAFFAN WAXEGÅRD (DEPUTY)	ADAB

DIRECTORS OF ADAB

NAME OF DIRECTOR	DIRECTORSHIPS HELD

RICHARD STEWART	The Company,

The Seller Guarantor,

The Seller,

Ethical Pharmaceuticals (UK) Limited,

Amarin Pharmaceuticals Inc.

STEFAN OHLSSON	The Company

IAN GARLAND	None

KEN DOWNIE	None

PETER FYHR	None

STAFFAN WAXEGÅRD	The Company

MARIANA ADLERCREUTZ (UNION)	None

LARS SVENSSON (UNION)	None

SCHEDULE 2

PROPERTY

Part 1

Properties

Neither the Company nor ADAB owns freehold property.

Part 2

Leases

(1) Property	(2) Date of Lease	(3) Term	(4) Parties	(5) Current yearly rent (£)

Office building and middle floor in laboratory building, used for research and pharmaceutical departments	29/Apr/1992	30/Jun/2009	ADAB and CANMO AB	165 500 GBP (2 120 000 SEK)

Top floor in laboratory building, analytical department	25/Aug/1995	30/Jun/2009	ADAB and. Canmo AB	106 400 GBP (1 363 000 SEK)

Bottom floor in laboratory building including pharmaceutical department and GMP areas and Changing rooms and storage area in the Service house	19/Dec/1996	30/Jun/2009	ADAB and vs.Fortos Nord AB	135 900 GBP (1 741 000 SEK)

SCHEDULE 3

COMPANY DETAILS

Part 1

The Company

1.	Registered number	556117-5935

2.	Date of incorporation	11 June 1968

3.	Place of incorporation	Stockholm

4.	Address of registered office	Lundavägen151, 214 24 Malmö

5.	Class of company	N/A

6.	Registered share capital	1,310,000 SEK

7.	Loans	As per Disclosure Documents

8.	Directors:

	Full name	Usual residential address	Nationality

	Stefan Vincent Ohlsson	Vallmovägen 22, SE-240 10 Dalby	Swedish

	Richard Alistair Balfour Stewart	28 St. George’s Road Twickenham Middlesex TW1 1QR	British

	Sven Staffan Fredrik Waxegård	Bågegatan 26, SE-212 28 Malmö	Swedish

9.	Accounting reference date	31st December

10.	Auditors	PricewaterhouseCoopers, Malmö

11.	Tax residence	Malmö

12.	Business activities	Intermediate holding company

Part 2

ADAB

1.	Registered number	556234-6592

2.	Date of incorporation	31 October 1983

3.	Place of incorporation	Malmö

4.	Address of registered office	Lundavägen 151, 212 24 Malmö

5.	Class of company	N/A

6.	Registered share capital	1,310,000 SEK

7.	Loans	As per Disclosure Documents

8.	Directors:

	Full name	Usual residential address	Nationality

	Eva Elisabeth Mariana Adlercreutz	Opalvägen 15, SE-246 34 Löddeköpinge	Swedish

	Kenneth Ian Downie	21 Murieston Park, EH54 9DT Murieston South, Livingstone, West Lothnian	British

	Jan Peter Fyhr	Löjtnantsvägen 9, SE- 237 32 Bjärred	Swedish

	Ian Richard Garland	Woodruff, Crooksbury Lane, Seale, Farnham, GU10 1ND, Surrey	British

	Stefan Vincent Ohlsson	Vallmovägen 22, SE-240 10 Dalby	Swedish

	Richard Alistair Balfour Stewart	28 St. George’s Road Twickenham Middlesex TW1 1QR	British

	Lars Anders Kristian Svensson	Carl Herslowsgatan 44A, SE-211 47 Malmö	Swedish

	Sven Staffan Fredrik Waxegård	Bågegatan 26, SE-212 28 Malmö	Swedish

9.	Accounting reference date	31st December

10.	Auditors	PricewaterhouseCoopers, Malmö

11.	Tax residence	Malmö

12.	Business activities	Research&Development, drug delivery

SCHEDULE 4

THE WARRANTIES

For the avoidance of doubt (and as set forth in Clause 1.2.13), references to the Company shall be deemed to include a corresponding reference to ADAB and to each of them severally and references to the Accounts are to those of the Company or ADAB, as the case may be.

Part 1

General Warranties

1.                                      PRELIMINARY

1.1                               Information

1.1.1                        The facts set out in the Background and Schedules 1 and 3 and all information contained in the Non-Financial Disclosure Documents are true, complete and accurate in all respects and not misleading.  Insofar as any such information amounts to a forecast or an expression of opinion, intention or expectation, such information is fair and honest and made on reasonable grounds;

1.1.2                        So far as the Warrantors are aware, there is no fact or matter which has not been Disclosed which renders any such information untrue, incomplete, inaccurate or misleading or the Disclosure of which might reasonably affect the willingness of a willing buyer to purchase the Shares on the terms of this Agreement; and

1.1.3                        So far as the Warrantors are aware, the information Disclosed to the Buyer or its representatives or professional advisers by the Warrantors and the Directors, officers or other officials of the Company regarding the current financial and trading position and prospects of the Company comprises all information which is material for the reasonable assessment of the financial and trading prospects of the Company.

1.2                               Power to contract

1.2.1                        Each Warrantor has full power to enter into and perform this Agreement and this Agreement constitutes, binding obligations on each Warrantor in accordance with their terms.

1.2.2                        The execution by the Seller and the Guarantor of this Agreement and any other document or instrument referred to in this Agreement, and the performance by the Seller and the Guarantor of its obligations under the Agreement and the consummation of the transactions provided for in this Agreement, do not and will not result in a breach of any provision of the articles of association of the Seller, the Guarantor or any of its Group Companies or of any applicable law, order, judgement or decree of any court or governmental agency or of any agreement to which the Seller, the Guarantor or any of its Group Company is a party or by which the Seller, the Guarantor or any of its Group Companies is bound.

2.                                      THE COMPANY

2.1                               Corporate Existence

The Company is duly incorporated and validly existing under the laws of Sweden.

2.2                               Constitutional Documents

2.2.1                        The copies of the certificate of registration, articles of association and share registers of the Company which are comprised in the Disclosure Documents:

(a)                                  are true and complete in all respects;

(b)                                 fully set out the rights and restrictions attaching to the share capital of the Company.

2.2.2                        The Company has at all times carried on its business and affairs in all respects in accordance with its articles of association and all such resolutions and agreements and there are no registrations of charges pending with the relevant authorities in the respective jurisdictions of the Seller’s Group Companies.

2.3                               Statutory returns and books

2.3.1                        The Company has complied with the provisions of the Companies Acts;

2.3.2                        All returns, particulars, resolutions and other documents required to be filed with or delivered to the relevant authority by the Company have been correctly and properly prepared and so filed or delivered; and

2.3.3                        The statutory books (including all registers and minute books) of the Company have been properly maintained and contain an accurate and complete record of the matters which should be dealt with in those books and no notice or allegation that any of them is incorrect or should be rectified has been received.

2.4                               Share capital

2.4.1                        With regard to the Shares:

(a)                                  the Shares constitute the whole of the registered share capital of the Company;

(b)                                 the shares referred to in Part 2 of Schedule 3 constitute the whole of the registered share capital of ADAB;

(c)                                  the Seller is the sole legal and beneficial owner of all the Sale Shares and the Company is the sole legal and beneficial owner of all the shares of ADAB; and

(d)                                 there is no Encumbrance or any form of agreement (including conversion rights and rights of pre-emption) on, over or affecting the Sale Shares or any unissued shares, debentures or other securities of the Company and there is no agreement or commitment to give or create any of the foregoing and no claim has been made by any person to be entitled to any of the foregoing and no person has the right (exercisable now or in the future and whether contingent or not) to call for the issue of any share or loan capital of the Company under any of the foregoing;

(e)                                  all share certificates representing the Sale Shares are in the possession of the Seller and they are the only share certificates ever issued in relation to such Sale Shares;

(f)                                    the Company has not been rendered any conditional contribution by any person;

2.4.2                        The Company has not at any time repaid, redeemed or purchased (or agreed to repay, redeem or purchase) any of its own shares, or otherwise reduced (or agreed to reduce) its registered share capital or capitalised (or agreed to capitalise) in the form of shares, debentures or other securities or in paying up any amounts unpaid on any shares, debentures or other securities, any profits or reserves of any class or description or passed (or agreed to pass) any resolution to do so;

2.4.3                        The Company:

(a)                                  is not, and has not agreed to become, the holder or other owner of any class of any shares, debentures or other securities of any other body corporate (whether incorporated in Sweden or elsewhere);

(b)                                 has not agreed to become a subsidiary of any other body corporate or to be under the control of any group of bodies corporate or consortium;

(c)                                  is not, and has not agreed to become, a member of any partnership, joint venture, consortium or other unincorporated association other than a recognised trade association or agreement or arrangement for sharing commissions or other income;

(d)                                 has no branch, place of business or substantial assets outside Sweden or any permanent establishment in any country outside Sweden; and

(e)                                  save as otherwise Disclosed under this sub-paragraph (e), does not have any interest, legal or beneficial, in any shares or other capital or securities or otherwise howsoever in any other firm, company, association, venture or legal person or entity;

2.4.4                        The Company does not act or carry on business in partnership with any other person or is a member (otherwise than through the holding of share capital) of any corporate or unincorporated body, undertaking or association or holds or is liable on any share or security which is not fully paid up or which carries any liability;

2.5                               Solvency

The Company has not filed (or has had filed against it) any petition for its winding-up, or is insolvent within the meaning of applicable laws, rules or regulations or similar requirements, and have not made any assignment in favour of their creditors, nor has any petition for receivership or any administration order been presented in respect of the Company.  The Company has not initiated any proceedings with respect to a compromise or arrangement with its creditors or for the dissolution, liquidation or reorganisation of the Company or the winding-up or cessation of the business of the Company.  No receiver or administrative receiver or liquidator has been appointed in respect of the Company or any of its material assets.

3.                                      ACCOUNTS

3.1                               General

Complete copies of the Accounts have been Disclosed and:

3.1.1                        were prepared in accordance with the requirements of Swedish GAAP for companies carrying on a similar business to that of the Company, and on a basis consistent with all preceding accounting periods of the Company and with the books of account of the Company and are true and accurate in all material respects; and

3.1.2                        disclose a true and fair view of the assets, liabilities and state of affairs of the Company at the Balance Sheet Date and of its profits for the financial year ended on such date.

3.2                               Management Accounts

Complete copies of the Management Accounts have been Disclosed and:

3.2.1                        have been prepared in accordance with Swedish GAAP and on a basis consistent with that upon which the management accounts of the Company for the preceding 12 months were prepared;

3.2.2                        reflect with reasonable accuracy the financial position of the Company at the date to which they have been prepared and its results for the period covered by the Management Accounts; and

3.2.3                        are not inaccurate or misleading in any material respect.

Adequate disclosure is made in the Management Accounts of all material liabilities actual or contingent at the date to which the Management Accounts are made up.

3.3                               Stock-in-trade and work-in-progress

The basis of valuation for stock-in-trade and work-in-progress has remained in all material respects consistent with that adopted for the purpose of the Company’s audited accounts in respect of the beginning and end of each of the accounting periods of the Company for the last three financial years.

3.4                               Profits

The profits of the Company for the three years ended on the Accounts Date as shown by the Accounts and by the audited accounts of the Company for previous periods delivered to the Buyer and the trend of profits shown by them have not (except as fairly and accurately disclosed in them) been affected to a material extent by inconsistencies of accounting practices, by the inclusion of non-recurring items of income or expenditure, by transactions entered into otherwise than on normal commercial terms or by any other factors rendering such profits for all or any of such periods exceptionally high or low.

3.5                               Books of account

Complete copies of all Financial Disclosure Documents (save for the Accounts and the Management Accounts) have been disclosed and they and all other accounts, books, ledgers, financial and other necessary records of whatsoever kind of the Company (including all invoices and other records required for Tax purposes):

3.5.1                        have been prepared and maintained with reasonable accuracy and are in the possession of the Company and contain a reasonably accurate record of all matters to which they pertain including those required to be entered in them by applicable laws and Swedish GAAP and no notice or allegation that any of the same is incorrect or should be rectified has been received; and

3.5.2                        do not contain or reflect any material inaccuracies or discrepancies.

4.                                      POST-BALANCE SHEET DATE EVENTS

Since the Balance Sheet Date, the Company:

4.1.1                        has carried on its business in the ordinary and usual course and without entering into any transaction, assuming any liability or making any payment not provided for in the Accounts which is not in the ordinary course of business and without any change of accounting methods, principles and practices, any interruption or alteration in the nature, scope or manner of its business and nothing has been done negligently or wrongfully by the Company which, so far as the Warrantors are aware, would be likely to diminish the value of the Shares;

4.1.2                        has not:

(a)                                  experienced any material deterioration in its financial position or turnover;

(b)                                 suffered any diminution of its assets by the wrongful act of any person and the value of any its assets that were owned by the Company but not included in its management accounts at the Balance Sheet Date is not materially less than the value of such net assets at the Balance Sheet Date; nor

(c)                                  had its business or profitability materially and adversely affected by the loss of any important customer or source of supply or, so far as the Warrantors are aware, by any abnormal factor not affecting similar businesses to a like extent.

4.1.3                        has not acquired or disposed of or agreed to acquire or dispose of any material assets or assumed or incurred or agreed to assume or incur any material liabilities (actual or contingent) otherwise than in the ordinary course of business;

4.1.4                        has not declared, made or paid any dividend, group contribution, bonus or other distribution of capital or income (whether a qualifying distribution or otherwise) and (excluding fluctuations in overdrawn current accounts with bankers) no loan or loan capital of the Company has been repaid in whole or in part or has become due or is liable to be declared due by reason of either service of a notice or lapse of time or otherwise;

4.1.5                        has not made any change to the remuneration, terms of employment, emoluments or pension benefits of any present or former director, officer or employee of the Company who on the Balance Sheet Date was entitled to remuneration in excess of 400,000 SEK per annum and has not appointed or employed any additional director, officer or employee entitled as aforesaid;

4.1.6                        has not entered into contracts involving capital expenditure in an amount exceeding 65,000 SEK in the aggregate;

4.1.7                        has not become aware (without making any enquiries outside of the Amarin Group) that any event has occurred which would entitle any third party to terminate any contract or any benefit enjoyed by it or call in any money before the normal due date;

4.1.8                        has not purchased stocks in quantities or at prices materially greater than was the practice of the Company before the Balance Sheet Date;

4.1.9                        has not offered price reductions or discounts or allowances on sales of trading stocks or services or provided them at less than cost to an extent which may materially affect its profitability;

4.1.10                  has properly accrued and recorded its creditors in its financial books and ledgers;

4.1.11                  has not borrowed or raised any money or taken any financial facility (except such short term borrowings from bankers as are within the amount of any overdraft facility which was available to the Company at the Balance Sheet Date) or renegotiated or received any notice from any banker that such banker wishes to renegotiate any overdraft facility available to the Company at the Balance Sheet Date;

4.1.12                  has not made any change to its accounting reference date and no accounting period of the Company has ended since the Balance Sheet Date; and

4.1.13                  (including any class of its members) has not passed any resolution whether in general meeting or otherwise other than resolutions relating to the routine business of annual general meetings.

5.                                      TRANSACTIONS WITH GUARANTOR’S GROUP, DIRECTORS AND CONNECTED PERSONS

5.1                               Loans and debts

There is not outstanding:

5.1.1                        any indebtedness or other liability (actual or contingent) owing by the Company to the Guarantor or any Group Company of the Guarantor or Director or any Connected Person or owing to the Company by the Guarantor or any Group Company of the Guarantor or Director or any Connected Person; or

5.1.2                        any guarantee or security for any such indebtedness or liability.

5.2                               Arrangements with Connected Persons

5.2.1                        There is not outstanding, and there has not at any time during the last three years been outstanding, any agreement, arrangement or understanding (whether legally enforceable or not) to which the Company is a party and in which the Guarantor, a Group Company of the Guarantor, Director or former director of the Company or any Connected Person is or has been interested, whether directly or indirectly; and

5.2.2                        The Company is not a party to any agreement or arrangement which is not entirely of an arm’s length nature.

5.3                               No competitive interests

5.3.1

Neither the Guarantor nor a Group Company of the Guarantor, whether individually, collectively or with any other person or persons are interested in any way whatsoever in any Intellectual Property used and not wholly owned by the Company.

5.4                               Benefits

No Connected Person or Group Company of the Guarantor, Director or former director of the Company is entitled, or has claimed entitlement, to any remuneration, compensation or other benefit from the Company.

6.                                      FINANCE

6.1                               Borrowings

Particulars of all money borrowed by the Company have been Disclosed.  The total amount borrowed by the Company from any source does not exceed any limitation on its borrowing contained in the articles of association of the Company or in any debenture or loan stock trust deed or instrument or any other document executed by the Company and the amount borrowed by the Company from each of its bankers does not exceed the overdraft facility agreed with such banker.  The Company has no outstanding loan capital.

6.2                               Debts owed to the Company

All debts owed to the Company are collectable in the ordinary course of business and, so far as the Warrantor’s are aware (without making any enquiries outside the Amarin Group), each such debt will realise in full its face value within three months of its due date for payment. The Company and the Warrantors consider none of the debts owing to the Company (but which are not yet due) to be irrecoverable in whole or in part.  The Company does not own the benefit of any debt (whether present or future) other than debts which have accrued to it in the ordinary course of business.  The debts owing to the Company shown in the Company’s 2002 Accounts (subject to any provision for bad or doubtful debts made in the Accounts) were paid in full.

6.3                               Bank accounts

6.3.1                        Full details of all bank accounts maintained or used by the Company (including, in each case, the name and address of the bank with whom the account is kept and the number and nature of the account) and of all direct debit or standing order or similar authorities applicable to any of the accounts and statements showing all payments and receipts on each account as at the close of business on a date not being more than seven days before the date of this Agreement have been Disclosed. Since the date of each statement no payment out of any of the accounts has been made, except for routine payments in the ordinary course of trading, and the present balances are not substantially different from those shown in the statement. There are no amounts represented by cheques, warrants, mandates or other payment instructions issued or given by the Company which at the date of this Agreement remain outstanding or unpaid or unperformed; and

6.3.2                        All unpresented cheques drawn by the Company have been Disclosed and there are no such unpresented cheques drawn otherwise than in the normal course of business.

6.4                               Financial facilities

The Warrantors have Disclosed full details and true and correct copies of all documents relating to all debentures, acceptance lines, overdrafts, loans or other financial facilities outstanding or available to the Company and all Encumbrances to which any asset of the Company is subject.  Neither any of the Warrantors nor the Company have done anything whereby the continuance of any such facility or Encumbrance in full force and effect might be affected or prejudiced.

6.5                               Grants

Full particulars of all grants, allowances, aids and subsidies paid or made to the Company in the last six years by, and of all outstanding claims by the Company for any such grant, allowance, aid or subsidy from, any supranational, national or local authority or government agency have been Disclosed.  No act or transaction has been effected in consequence whereof the Company is or may be held liable to refund in whole or in part any investment grant, building grant, or loan received by virtue of any statute or in consequence whereof any such grant or loan for which application has been made by it will not or may not be paid or will or may be reduced.

6.6                               Options and guarantees

6.6.1                        The Company is not responsible for the indebtedness of any other person nor party to any option or pre-emption right or any guarantee, suretyship or any other obligation (whatever called) to pay, purchase or provide funds (whether by the advance of money, the purchase of or subscription for shares or other securities or the purchase of assets or services or otherwise) for the payment of, or as an indemnity against the consequence of default in the payment of, any indebtedness of any other person; and

6.6.2                        No person other than the Company has given any guarantee of or security for any overdraft, loan or loan facility granted to the Company.

6.7                               Payment of obligations

There has been no delay by the Company in the payment of any material obligation due for payment.

7.                                      THE PROPERTIES

7.1.1                        The Properties comprise all the land and premises owned, controlled, used or occupied by the Company and in relation to which the Company has any right interest or liability at the date of this Agreement and the particulars set out in Schedule 2 are true and accurate and not misleading;

7.1.2                        The Company is the sole legal and beneficial owner of, and otherwise absolutely entitled to, each of the Properties and the proceeds of sale from them;

7.1.3                        The Company has in its possession or unconditionally held to its order all the title deeds and documents necessary to prove its title to each of the Properties;

7.1.4                        The Properties and all fixtures and fittings and plant, equipment and other chattels on the Properties, are not subject to any Encumbrance;

7.1.5                        So far as the Warrantors are aware (without making any enquiries outside of the Amarin Group), there are no rights, interests, covenants, restrictions, reservations, licences or easements or any disputes or outstanding notices (whether given by a landlord, a local authority or any other person) nor (without prejudice to the generality of the foregoing) are there any other matters or things which materially adversely affect the proper use and enjoyment of any of the Properties for the purpose of the business now being carried on at the Properties by the Company;

7.1.6                        So far as the Warrantors are aware (without making any enquiries outside of the Amarin Group), the Company is not actually in, or alleged to be in, breach of any of the matters set out or referred to in paragraph 7.1.5 above nor is there any reason why such matters should not continue to be complied with; and

7.1.7                        All mortgage certificates issued in respect of the Properties owned by the Company are in the possession of the Company and are not pledged.

7.2                               Rights, etc.

So far as the Warrantors are aware, each Property benefits from all easements and other contractual rights (if any) necessary or appropriate for the continued use, enjoyment and maintenance of such Property by the Company for the purpose of its existing business carried on at or from such Property and for compliance with any obligations relating to the relevant Property (whether statutory or otherwise) and all such easements and rights are on terms which (without limitation) do not entitle any person to terminate or materially restrict or curtail them or impose any unusual or onerous conditions.

7.3                               Outgoings

7.3.1                        The Properties are not subject to the payment of any outgoings nor is the Company actually or contingently liable to pay any sum in relation to any Property other than the usual rates and taxes and rent and other sums payable under the terms of the leases.

7.3.2                        There is no outstanding liability for any rent or other sums currently due under the terms of the leases, rates, taxes or other outgoings in respect of any of the Properties.

7.4                               Disputes

So far as the Warrantors are aware (without making any enquiries outside of the Amarin Group), there are no current contingent or anticipated notices, actions, disputes, complaints, liabilities, claims or demands relating to or in respect of the Properties or their use nor are there any circumstances rendering any of the foregoing likely.

7.5                               Costs

So far as the Warrantors are aware (without making any enquiries outside of the Amarin Group), the Company is not anticipating liability for or the expenditure of any material sum of money in respect of any of the Properties save rent and other recurring liabilities under the leases (including (but without limitation) the obligation to repair or contribute to a service charge).

7.6                               Property Liabilities

The Company has no actual or contingent obligations or liabilities in relation to any property interest other than under its existing title to the Properties.

7.7                               Due diligence and information

The Company has provided true and complete copies of all deeds and documents relevant to its interest in the Properties.

7.8                               Planning

7.8.1                        Each of the Properties is presently used for the purpose referred to in Schedule 2 (“Existing Use”);

7.8.2                        So far as the Warrantors are aware (without making any enquiries outside of the Amarin Group), the Existing Use, and any development carried out in respect of each of the Properties, is in all material respects in compliance with all legislation intended to control or regulate the construction demolition alteration or use of land or buildings or to preserve or protect the national heritage and any orders bye-laws or regulations made or granted under any of them (“Planning Legislation”);

7.8.3                        So far as the Warrantors are aware, there are no lawfully enforceable restrictions or prohibitions which materially restrict or prohibit the Existing Use of any of the Properties.  No application for consent or permission has been submitted relating to any of the Properties which awaits determination and no decision or deemed refusal is subject to appeal;

7.8.4                        The Company has not received written notice of and is not aware of any allegation of any breach of planning permissions, orders or regulations.

7.8.5                        The Company is not subject to any outstanding monetary claim or liability, actual or contingent, arising under Planning Legislation.

7.9                               Leasehold Properties

7.9.1                        Where any of the Properties is leasehold, particulars of each lease vested in the Company are set out in Part 2 of Schedule 2. In relation to each such lease:

(a)                                  any consent necessary for the grant of the lease has been obtained;

(b)                                 no notices of breaches of any covenants or conditions contained in the lease have been given or received on the part of either the landlord or the Company and the landlord has not refused to accept rent or made any complaint of breach of covenant;

(c)                                  in respect of any alterations, improvements or additions made by the Company to the Property to which the lease relates, all necessary consents and approvals have first been obtained.

7.10                        Inferior leases

None of the Properties owned or occupied by the Company is subject to any inferior leases and the Company is in actual occupation of each and every part of the Properties and no other person is or will be entitled to occupy or use any part of any of the Properties.

7.11                        Statutory compliance/environmental issues

The Company has not received written notice of and is not aware of any allegation of breach of the requirements of any legislation and bye-law requirements relating to the Properties and in particular (but without limitation) to safety or environmental matters or any regulations, orders, notices or directions made under any such legislation which in any such case affect any of the Properties.

8.                                      ENVIRONMENTAL

8.1                               Compliance with Environmental Law

Each Property has been used by the Company and/or ADAB, and the Business has been conducted, at all times in compliance with Environmental Law.

8.2                               Permits

8.2.1                        All Permits have been obtained and have been Disclosed to the Buyer and are in full force and effect and their terms and conditions have been complied with.  None of the Permits are due to expire or, on the assumption that the Business continues to be carried on as it is carried on at the date of Completion, will require renewal within five years from the date of this Agreement (save where new or amended Permits are required by the relevant authority due to the changes in technology or amendment of laws after the date of Completion);

8.2.2                        No material operating expenditure is required in order to comply with the Permits;

8.2.3                        So far as the Warrantors are aware (without making any enquiries outside of the Amarin Group), no Permit is to be modified, suspended, revoked, not extended or not renewed and so far as the Warrantors are aware the sale of the Shares pursuant to this Agreement will not of itself (other than by reason of the identity of the Buyer) cause any such permit to be modified, suspended, revoked, not extended or not renewed;

8.2.4                        So far as the Warrantors are aware, no significant repair, remedy, construction, or capital expenditure is or, as at the date of Completion, may be required under any Environmental Law or in order to carry on the Business lawfully at any Property substantially as it is presently carried on.

8.3                               No litigation

The Company is not and has not been involved in any litigation proceedings, claim or complaint by any person under Environmental Laws alleging actual or potential Environmental Liability, none is threatened and, so far as the Warrantors are aware, none is likely to arise. At no time has the Company received any notice or communication or information alleging any Environmental Liability or that any Remedial Action is required or stating or suggesting that there is or might be any pollution, contamination or nuisance at or from any Property.

8.4                               Audits

All environmental audits and other assessments, reviews and reports in the possession or control of the Company relating to any Property or any of the activities of the Company have been Disclosed.

8.5                               Former subsidiaries

The Company has no Environmental Liability in respect of matters arising out of or in connection with any act or omission of any former subsidiary, subsidiary undertaking or former business of the Company.

8.6                               No transfer

There has been no transfer to any person or disposal of Hazardous Matter by or on behalf of the Company which could give rise to fines, penalties, losses, damages, costs, expenses or liabilities.

8.7                               No other liability

The Company has no Environmental Liability to any person under any contract or other agreement relating to the sale or other disposal or grant of any interest or rights in relation to any shares, land or other asset.

9.                                      OTHER ASSETS

9.1                               Title

9.1.1                        The Company has legal and beneficial title to all assets of the Company which are included in the Accounts or which were at the Balance Sheet Date used or held for the purposes of the Business other than the Properties and (except for assets disposed of or realised by the Company in the ordinary course of business) the Company retains such title to all such assets free from any Encumbrance, hire or hire purchase agreement or leasing agreement or agreement for payment on deferred terms and all such assets are in the possession and control of the Company and are sited within Sweden; and

9.1.2                        The Company has not acquired or agreed to acquire any material asset on terms that title to such asset does not pass to the Company until full payment is made.

9.2                               Encumbrances

The Company has legal and beneficial title to all assets (other than the Properties) which have been acquired by the Company since the Balance Sheet Date and the same are in the possession and control of the Company and none is the subject of any Encumbrance nor has the Company created or agreed to create any Encumbrance or entered into any factoring arrangement, hire-purchase, conditional sale or credit sale agreement except that, if there is any such Encumbrance, arrangement or agreement it has been Disclosed and there has been no default by the Company in the performance or observance of any of its provisions.

9.3                               Condition of assets

The plant and machinery (including fixed plant and machinery) and all vehicles and office and other equipment shown in the Accounts or acquired since the Balance Sheet Date or otherwise used in connection with the Business which have not been disposed of in the ordinary course of business:

9.3.1                        do not contravene any requirement or restriction having the force of law; and

9.3.2                        are in reasonable repair and condition and are regularly maintained, fully serviceable and in satisfactory working order.

9.4                               Condition of stock

The Company’s stock-in-trade is in good condition and is capable of being sold by the Company in the ordinary course of business in accordance with its current price list without rebate or allowance to a Buyer.

9.5                               Rental payments

Rentals payable by the Company under any leasing, hire-purchase or other similar agreement to which it is a party are set out in the Disclosure Documents and have not been increased from the amounts shown.

10.                               INSURANCE

10.1                        Extent of insurance

Copies of the Company’s insurance policies and schedules currently in effect have been Disclosed. All the assets of the Company which are of an insurable nature are and have at all material times been insured up to an amount which is reasonably prudent against fire and such other risks against which it would be considered reasonable prudent to insure having regard to the nature of the Business and the assets of the Company, and the Company is and has at all material times been adequately covered against such legal liability and risks which it would be considered reasonably prudent to insure having regard to the nature of the Business and the assets of the Company.

10.2                        Premiums and claims

Particulars of all policies of insurance of the Company now in force have been Disclosed and such particulars are true and correct and all premiums due on such policies have been duly paid and all such policies are valid and in force.  So far as the Warrantors are aware there are no circumstances which might lead to any liability under such insurance being avoided by the insurers or the premiums being increased.  There is no claim outstanding under any such policies and there are no circumstances likely to give rise to a claim.

11.                               LITIGATION

11.1                        Litigation and arbitration proceedings

11.1.1                  Save as plaintiff in the collection of debts (not exceeding 20,000 SEK in the aggregate) arising in the ordinary course of business, the Company is not engaged in any litigation, arbitration or mediation, administrative or criminal proceedings, whether as claimant, plaintiff, defendant or otherwise, and no litigation, arbitration or mediation, administrative or criminal proceedings by or against the Company is pending, threatened or expected and so far as the Warrantors are aware (having made reasonable enquiry of the Company), there is no fact or circumstance likely to give rise to any such litigation, arbitration or mediation, administrative or criminal proceedings or to any proceedings against any director or employee (past or present) of the Company in respect of any act or default for which the Company might be vicariously liable; and

11.1.2                  The Company has not, in the last three years preceding the date of this Agreement, been involved in any litigation, arbitration or material dispute with any person who is or was a supplier or customer of importance to the Company or the Business, or where such litigation, arbitration or dispute resulted in adverse publicity or loss of goodwill.

12.                               DELIQUENT AND WRONGFUL ACTS

12.1                        The Company has not committed and is not liable for any criminal, illegal, unlawful or unauthorised act or breach of any obligation or duty whether imposed by or pursuant to statute, contract or otherwise, and no claim that it has committed or is liable for any such act or breach remains outstanding against the Company.

12.2                        So far as the Warrantors are aware (having made due and careful enquiry of the Company) the Company has not received notification that any investigation or enquiry is being or has been conducted by any governmental or other body in respect of the affairs of the Company and the Warrantors are not aware of any circumstances which would give rise to such investigation or enquiry.

13.                               LICENCES

13.1                        General

The Company has all necessary licences (including statutory licences but excluding Intellectual Property licences), permits, consents and authorities (public and private) necessary for the carrying on of the Business and in the manner in which it is now carried on and all such licences, permits, consents and authorities are valid and subsisting and neither the Company nor the Warrantors have received any notice that any of them is to be modified, suspended, revoked, not extended or not renewed and so far as the Warrantors are aware (without making any enquiries outside of the Amarin Group) the subscription for the New Shares and the sale of the Sale Shares pursuant to this Agreement will not of itself (other than by reason of the identity of the Buyer) cause any of them to be modified, suspended, revoked, not extended or not renewed.

14.                               TRADING

14.1                        Consequence of acquisition of Sale Shares and the Subscription for the New Shares by Buyer

The acquisition of the Sale Shares and the Subscription for the New Shares by the Buyer or compliance with the terms of this Agreement will not:

14.1.1                  relieve any person of any contractual or other legal obligation to the Company or legally entitle any person to determine any such obligation or any right or benefit enjoyed by the Company or to exercise any contractual or other legal right, whether under an agreement with, or otherwise in respect of the Company;

14.1.2                  conflict with or result in the breach of or constitute a default under any of the terms, conditions or provisions of any agreement or instrument to which the Amarin Group is now a party or of any loan to or mortgage created by the Company or of its memorandum or articles of association;

14.1.3                  result in any present or contingent indebtedness of the Company becoming due and payable or capable of being declared due and payable before its stated maturity;

14.1.4                  so far as the Warrantors are aware (without making any enquiries outside of the Amarin Group), conflict with, violate or result in a breach of any law, regulation, order, decree or writ applicable to the Company (other than as a result of the identity of the Buyer), or entitle any person to receive from the Company any finder’s fee, brokerage or other commission.

14.2                        Guarantees and warranties

The Company has not given any guarantee or warranty or made any representation in respect of articles or trading stock, sold or contracted to be sold by it, save for any warranty or guarantee implied by law and (save as aforesaid) has not accepted any liability or obligation to service, maintain, repair, take back or otherwise do or not do anything in respect of any articles or stock that would apply after any such article or stock has been delivered by it.

14.3                        Restrictions on trading

The Company is not and has not been a party to any agreement, arrangement, understanding or practice restricting the freedom of the Company to provide and take goods and services by such means and from and to such persons and into or from such place as it may from time to time think fit.

14.4                        Business names

The Company does not use on its letterhead, books or vehicles or otherwise carry on the Business under any name other than its corporate name.

14.5                        Unlawful acts

Neither the Company nor any officer has been prosecuted for any criminal, illegal or unlawful act connected with the Company.

14.6                        Product Regulation

So far as the Guarantor is aware, the Company is not in breach of any statute or, regulation having the effect of law with respect to the manufacture or distribution of its products and there are no outstanding claims against the Company in respect of defects in quality or delays in delivery or completion of contracts or deficiencies of design or performance of equipment or otherwise relating to liability for goods or services supplied or to be supplied by the Company and no such claims are threatened or anticipated.

15.                               COMPETITION AND TRADE REGULATION LAW

15.1                        Agreements, arrangements, etc.

The Company is not and has not been a party to or is or has been concerned in any agency, distributorship, marketing, purchasing, manufacturing or licensing agreement or arrangement or any restrictive trading or other agreement or arrangement pursuant to which any part of its business is carried on, or which in any way restricts its freedom to carry on the whole, or any part, of the Business in any part of the world in such manner as it thinks fit;

16.                               CONTRACTS

16.1                        General

There are no contracts entered into by the Guarantor of any of its Group Companies relating to or in connection with the Business to which the Company is not a party.

16.2                        Onerous contracts

Other than as Disclosed in the Disclosure Documents, there are no long term contracts (that is, contracts not terminable by the Company without penalty on six months’ notice or less) or onerous or unusual or abnormal contracts (that is, contracts for capital commitments or contracts differing from those necessitated by the ordinary course of business) binding upon the Company, nor is the Company a party to any contract which contains any onerous or other provision material for disclosure to an intending buyer of the Shares and no expenses or liabilities of a material amount have been incurred before the date of this Agreement by the Company otherwise than for the purpose of the Company’s business.

16.3                        Material contracts

All contracts to which the Company is a party with a value (payable or receivable to the Company) in excess of $50,000 have been Disclosed and the Company is not a party to or subject to any agreement, transaction, obligation, commitment, understanding, arrangement or liability which:

16.3.1                  is likely to result in a loss in excess of $10,000 to the Company on completion of performance;

16.3.2                  involves or is likely to involve obligations, restrictions, expenditure or receipts of an unusual, onerous or exceptional nature and not in the ordinary course of business;

16.3.3                  is in any way otherwise than in the ordinary and proper course of the Company’s business.

16.3.4                  is or could be contravening applicable laws on competition; or

16.3.5                  the execution or performance of this Agreement (i) should give any other contracting party the right to terminate or adversely change the terms and conditions of such agreement, or that would otherwise have a negative effect for the Company, or (ii) would constitute a violation or default by the Company, or (iii) would result in the creation of an Encumbrance on any assets or Properties of the Company.

16.4                        Performance of Contracts

16.4.1                  The terms of all contracts of the Company have been complied with and all performance milestones have been met by the Company and, so far as the Warrantors are aware (without making any enquiries outside of the Amarin Group) by the other parties to the contracts in all material respects and, so far as the Warrantors are aware, there are no circumstances likely to give rise to a default or a failure to meet a performance milestone by the Company nor has the Company been informed by any counterparties under any such contract that it is likely to be in default and, so far as the Warrantors are aware (without making any enquiries outside of the Amarin Group), there are no circumstances likely to give rise to a default or a failure to meet a performance milestone by any such counterparties;

16.4.2                  There are no outstanding claims, separately or in the aggregate, of material amounts against the Company on the part of customers or other parties in respect of defects in quality or delays in delivery or completion of contracts or deficiencies of design or performance or otherwise relating to liability for goods or services sold or supplied by the Company and no such claims are threatened or anticipated and, so far as the Warrantors are aware (without making any enquiries outside of the Amarin Group), there is no matter or fact in existence in relation to goods or services currently sold or supplied by the Company which might give rise to the same; and

16.4.3                  The Company has no knowledge of the invalidity of, or grounds for rescission, avoidance or repudiation of, any agreement or other transaction to which the

Company is a party and the Company has received no notice of any intention to terminate, repudiate or disclaim any such agreement or other transaction.

16.5                        Agency and distribution agreements

The Company is not a party to any subsisting agency or distributorship agreement.

16.6                        Supply agreements

The Company has entered into such supply agreements as the Directors, acting reasonably and having made reasonable enquiries, believe are necessary to enable the Company to fulfill its contractual obligations to third parties in the ordinary course of business and such supply agreements have been validly executed and are currently in full force and effect.

17.                               EMPLOYEES

17.1                        Particulars of employees

The particulars shown in the schedule of employees comprised in the Disclosure Documents:

17.1.1                  are true and complete;

17.1.2                  show in respect of each Director, officer and employee of the Company, his date of birth, the date on which he commenced continuous employment with the Company and all remuneration payable and other benefits provided or which the Company is bound to provide (whether now or in the future) to each such person;

17.1.3                  include full particulars of all remuneration arrangements (particularly profit sharing, incentive, bonus and severance arrangements to which the Company is a party, whether binding or not); and

17.1.4                  list each Director and employee of the Company, and all of them are engaged exclusively in the Business.

17.2                        Contracts of employment

There are no:

17.2.1                  contracts of employment in force between the Company and any of its Directors, or employees which are terminable by the Company on any longer period of notice than what is regulated in the collective bargaining agreement between the employers’ federation Almega and the unions SIF (Swedish union of clerical and technical employees in industry) and CF (Swedish association of graduate engineers) to which the Company is bound;

17.2.2                  consultancy or management services agreements in existence between the Company and any other person, firm or company;

17.2.3                  agreements or other arrangements (binding or otherwise) between the Company (or any employers’ or trade association of which the Company is a member) and any trade union or works council except insofar as the collective bargaining agreement between the employers’ federation Almega and the unions SIF (Swedish union of clerical and technical employees in industry) and CF (Swedish association of graduate engineers) is concerned; nor

17.2.4                  outstanding pay negotiations with any employees, workers or trade unions.

17.3                        Benefits

There are no:

17.3.1                  amounts owing to present or former directors, officers or employees of the Company other than not more than one month’s arrears of remuneration accrued or due or for reimbursement of business expenses incurred within a period of three months preceding the date of this Agreement;

17.3.2                  moneys or benefits other than in respect of remuneration or emoluments of employment; nor

17.3.3                  amounts payable to or for the benefit of any present or former director or employee of the Company or any dependant of any present or former director, or employee of the Company, other than by way of remuneration disclosed under current employment contracts.

17.4                        Liabilities and payments

Save to the extent (if any) to which provision or allowance has been made in the Accounts:

17.4.1                  no liability has been incurred or is anticipated by the Company in respect of:

(a)                                  breach of any contract of employment or for services;

(b)                                 severance payments, redundancy payments or protective awards;

(c)                                  compensation for unfair dismissal or failure to comply with any order for the reinstatement or re-engagement of any employee or for sex, race or disability discrimination; nor

(d)                                 any other liability accruing from the termination or variation of any contract of employment or for services;

17.4.2                  no gratuitous payment has been made or promised by the Company in connection with the actual or proposed termination, suspension or variation of any contract of employment or for services of any present or former director, officer, employee or worker or any dependant of any present or former director or employee of the Company; and

17.4.3                  the Company has not made or agreed to make any payment to, or provided or agreed to provide any benefit or change in terms and conditions of employment for, any present or former director or employee of the Company in connection with the sale and purchase under this Agreement.

17.5                        Relevant legislation

The Company has in relation to each of its employees and workers (and so far as relevant to each of its former employees and workers) complied with:

17.5.1                  all obligations imposed on it by all relevant statutes, regulations and codes of conduct and practice (in each case having the effect or law) affecting its employment of any persons and all relevant orders and awards and has maintained current, adequate and suitable records regarding the service, terms and conditions of employment of each of its employees and workers; and

17.5.2                  all collective agreements, local agreements and customs and practices for the time being affecting its employees and workers or their conditions of service.

17.6                        Termination of employment

17.6.1                  No present director, officer or employee of the Company has given or received notice terminating his employment and completion of this Agreement will not contractually entitle any director, officer, employee to terminate his employment or trigger any contractual entitlement to a severance payment or liquidated damages.

17.6.2                  The Warrantors have asked Stefan Ohlssen, Steffan Waxegaard, Peter Fyhr, Catrina Agardssen, Inger Norden, Yohan Delbacke and Anders Wallstedt whether they have any intention to resign within six months of the acquisition of the Business by the Buyer and they have answered in the negative.

17.7                        Share and other schemes

The Company does not have in existence nor is it proposing to introduce, and none of its directors, officers or employees participates in (whether or not established by the Company), any employee share trust, share incentive scheme, share option scheme or profit sharing scheme for the benefit of all or any of its present or former directors, officers or employees or workers or the dependants of any such persons or any scheme under this Agreement any present or former director, officer or employee or worker of the Company is entitled to a commission or remuneration of any other sort calculated by reference to the whole or part of the turnover, profits or sales of the Company or any other person, firm or company.

17.8                        Disputes and claims

17.8.1                  No dispute exists between the Company and a material number or category of its employees or any trade union(s) or works council and so far as the Warrantors are aware there are no wage or other claims outstanding against the Company by any person who is now or has been a director, officer or employee or worker of the Company; and

17.8.2                  The Company has not had during the last three years any strike, work stoppages, slow-down or work-to-rule by its employees or workers or lock-out, nor, so far as the Warrantors are aware, is any anticipated, which has caused, or is likely to cause, the Company to be materially incapable of carrying on the Business in the normal and ordinary course.

17.9                        Agreements with trade unions

Except insofar as the Disclosed collective bargaining agreement between the employers’ federation Almega and the unions SIF (Swedish union of clerical and technical employees in industry) and CF (Swedish association of graduate engineers) is concerned, that are no other central or local collective bargaining agreements and the Company is not a party to any agreement or arrangement with or commitment to any trade union or staff association nor are any of its employees members of any trade union or staff association, and, so far as the Company is aware, no application for collective bargaining recognition by a trade union is pending.

18.                               HEALTH AND SAFETY

18.1                        Compliance with legislation

The Business has at all times been conducted in compliance with all applicable legislation concerning health and safety matters and all and any regulations or orders made or issued under any such legislation and any relevant codes of practice, guidance notes and the like issued by government agencies, in each case having the effect of law (the “Health and Safety Legislation”).

18.2                        Compliance with Drug Production Legislation

The Business has at all times complied with all applicable laws and regulations in respect of the research, development and production of drug products, including without limitation, the applicable regulations of the US Food and Drug Administration and the Swedish LMV.

18.3                        No notice of liability

At no time have or has the Seller or the Company had knowledge of and/or received any notice, claim or other communication alleging any contravention of or actual or potential liability under the Health and Safety Legislation.

19.                               PENSION SCHEMES

19.1                        No pension schemes

The Company does not have and never has had any Pension Schemes, nor has been a party to any Pension Schemes by virtue of its status as a Group Company of the Guarantor.

20.                               INTELLECTUAL PROPERTY

20.1                        General

The Company has all Intellectual Property licences necessary for the carrying on of the Business and in the manner in which it is now carried on and all such licences, are valid and subsisting and neither the Company nor the Warrantors have received any notice that any of them is to be modified, suspended, revoked, not extended or not renewed and so far as the Warrantors are aware (without making any enquiries outside of the Amarin Group) the sale of the Shares pursuant to this Agreement will not of itself (other than by reason of the identity of the Buyer) cause any of them to be modified, suspended, revoked, not extended or not renewed.

20.2                        Ownership

20.2.1                  Apart from the Listed IP, the Company does not own any registered Intellectual Property or applications to register Intellectual Property;

20.2.2                  The Company is the sole legal, beneficial and registered owner of the Listed IP;

20.2.3                  All Intellectual Property owned by the Company is owned free from Encumbrances;

20.2.4                  Neither the Seller nor any of its respective Group Companies own any Intellectual Property that is used by the Company;

20.2.5                  Apart from the Listed Exclusive IP, the Company does not use any Intellectual Property under an exclusive licence.

20.3                        Validity

20.3.1                  In the last 6 years, none of the Seller, the Company and the Seller’s Group Companies have received:

(a)                                  written notice that any Listed Exclusive IP or Listed IP is being claimed, opposed or challenged by any third party;

(b)                                 written advice from an in-house or external professional expressing doubt on the validity of any Listed Exclusive IP or any material Intellectual Property owned by the Company.

20.3.2                  All fees, costs, charges and taxes required to maintain the Listed Exclusive IP and the Listed IP with the relevant registries and authorities have been duly paid on time;

20.3.3                  The confidential information and know how used by the Company is kept confidential, and has not been disclosed to third parties other than in the ordinary course of business.

20.4                        Infringement

20.4.1                  The Company is not subject to any injunction prohibiting the infringement of Intellectual Property and has not settled claims for infringement by giving any undertakings that remain in force.

20.4.2                  The Warrantors have no reason for believing that the activities of the Company may have infringed Intellectual Property during the last 6 years;

20.4.3                  The Warrantors have no reason for believing that any Listed Exclusive IP or material Intellectual Property owned by the Company may have been infringed during the last 6 years;

20.4.4                  In the last 6 years, the Company has not been engaged in proceedings, nor received or given written notice threatening proceedings, for infringement of Intellectual Property.

20.5                        Agreements

20.5.1                  Save as may appear from the Listed IP Agreements:

(a)                                  no third party has been authorised to use any material Intellectual Property owned by the Company nor has a third party been granted any other right, title or interest in such Intellectual Property by the Company;

(b)                                 the Company does not use any Intellectual Property that is material to the Business under licence.

20.5.2                  So far as the Warrantors are aware, the terms of all Listed IP Agreements have been complied with by the Company;

20.5.3                  The Warrantors have no actual knowledge that the terms of the Listed IP Agreements have not been complied with by the parties to it other than the Company;

20.5.4                  In the last 2 years, the Company has not given or received written notice that avoids, repudiates, rescinds or terminates any agreement which authorises the use of Intellectual Property (or purports to do so);

20.5.5                  To the extent necessary for the benefit of the Company, the Listed IP Agreements (or their relevant details) have been duly recorded with the relevant registries or other authorities.

21.                               INFORMATION TECHNOLOGY

21.1                        Identification and ownership

21.1.1                  Part 1 of Schedule 8 contains brief particulars of all IT Systems;

21.1.2                  Part 2 of Schedule 8 contains brief particulars of all IT Contracts;

21.1.3                  Save as set out in Part 2 of Schedule 8, all IT Systems and data are owned by the Company, and are not wholly or partly dependent on any facilities or services not under the exclusive ownership and control of the Company;

21.1.4                  All the IT Contracts are valid and binding.  So far as the Warrantors are aware, none of the IT Contracts has been the subject of any breach or default, or of any event which (with notice or lapse of time or both) would constitute a default, or is liable to be terminated or otherwise adversely affected by the transaction contemplated by this Agreement; and

21.1.5                  The Company has in its possession or in its control the source code of all Software used by it for the purposes of the Business.

21.2                        Computer operation and maintenance

All IT Systems are in reasonable repair and condition and are regularly maintained, fully serviceable and in satisfactory working order.

21.3                        Data Protection

The Company has at all times complied with applicable data protection legislation.

22.                               Legislation

The Company is not in breach of, has not received notice of and is not aware of any allegation of breach of the requirements of any legislation which is applicable to it.

Part 2

Tax Warranties

1.                                       The Company has properly filed with the appropriate Taxation Authority all tax returns and reports required to be filed for all tax periods ending prior to the date of Completion and such filings are true, correct and complete in all material respects and all information required for a correct assessment of Tax has been provided, and the Company is not in arrears with the payment of any Tax due to any Taxation Authority.

2.                                       The tax returns of the Company have been assessed and approved by the Taxation Authorities through the tax years up to and including the years for which such assessment and approval should have been given and so far as the Warrantors are aware, the Company is not subject to any dispute with any such authority.

3.                                       All Tax that has become due by the Company on or before the Accounts Date has been fully paid or fully provided for in the Accounts.

4.                                       There are no tax audits, disputes or disagreement outstanding or pending with any Taxation Authority regarding any liability or potential liability to any Tax of the Company or regarding the availability of any relief from Tax to the Company which the Company has claimed, and, so far as the Warrantors are aware, there is no basis for assessment of any deficiency in any Tax against the Company which has not been provided for in the Accounts or which has not been paid.

5.                                       The Company has not been involved in any transactions, which could be considered as tax evasion.

6.                                       All transactions and agreements entered into by the Company with the Seller or any Connected Person have been made on terms and conditions which do not in any way deviate in any material respect, from what would have been agreed with an independent party (on an arm’s length basis).

7.                                       All losses for tax purposes incurred by the Company are trading losses and, subject to any event on or after Completion, are available to be carried forward and set off against income in succeeding periods without limitation and have been accepted by the relevant Taxation Authorities.

8.                                       The Company is not and has not been subject to any taxation outside Sweden.

9.                                       No Tax will be due in the Company by virtue of the sale of the Sale Shares under this Agreement.

SCHEDULE 5

BASIS FOR PREPARATION OF THE COMPLETION BALANCE SHEET

1.                                      GENERAL REQUIREMENTS

Subject to the provisions of paragraphs 2 to 3 of this Schedule, the Completion Balance Sheet shall be prepared:

(a)                                  under the historical cost convention and in accordance with Swedish GAAP; and presented in English; and

(b)                                 on a basis consistent with the unaudited consolidated balance sheet prepared for the management accounts of the Company and ADAB made up to the Balance Sheet Date.

Paragraph 2 shall have priority over paragraph 3.

2.                                      BALANCE SHEET

Unless already taken into account, the following principles shall be observed in drawing up the consolidated balance sheet which is to form the Completion Balance Sheet:

(a)                                  includes all current on-balance sheet assets and liabilities (i.e. excluding operating leases);

(b)                                 sums receivable in respect of debtors shall not be included at sums higher than the amounts collectable, making appropriate provision for doubtful debts;

(c)                                  stocks and work-in-progress shall be valued at the lower of cost and net realisable value;

(d)                                 liabilities shall include accruals at the close of business on the date of Completion;

(e)                                  no value shall be attributable to goodwill or any other intangible asset;

(f)                                    full provision shall be made for all Taxation, including deferred taxation.

3.                                      TRUE AND FAIR VIEW

Subject to the provisions of paragraph 2: (a) the Completion Balance Sheet shall show a true and fair view of the state of affairs of the Company and ADAB at the close of business on the date of Completion; and (b) all accruals and reserves have been properly accounted for and taken in accordance with Swedish GAAP.

4.                                      SAMPLE FORMAT

The following schedule provides an example of the format to be used when presenting the completion accounts.

	Swedish GAAP SEK’000 30 Sep 2003	Swedish GAAP SEK’000 [Closing]*	Movement SEK’000
Current assets (A):
INVENTORY	526	526

Receivables and prepaid:
Trade	4,743	4,743
Other	102	102
Accrued royalties	3,083	3,083
Prepaid	1,280	1,280
VAT	348	348
Cash at bank	289	289
Total (A)	10,371	10,371	—
Liabilities (B):
Overdraft	(2,600)	(2,600)
Trade	(1,436)	(1,436)
Accrued royalties payable	(1,334)	(1,334)
Social security and payroll taxes	(1,479)	(1,479)
Accrued holiday	(3,182)	(3,182)
Other accruals	(377)	(377)
Total (B)	(10,408)	(10,408)	—

Deferred taxation (asset) (C):	2,480	2,480	—

Net Assets (A+B+C)	2,443	2,443	—	**

* Uses 30 September 2003 management accounts for illustration only

** This movement represents the relevant change in net assets for determining the adjustment to the purchase consideration for the shares.

SCHEDULE 6

COMPLETION

Part 1

1.                                      SELLER’S OBLIGATIONS

On Completion, the Seller shall deliver to the Buyer:

1.1                               a copy of the minutes of a meeting of the directors of each of the Warrantors authorising the execution by that Warrantor of this Agreement (such copy minutes being certified as correct by an officer of that Warrantor);

1.2                               statements from each of the banks at which the Company and ADAB maintains an account of the amount standing to the credit or debit of all such accounts as at the close of business on the last Business Day before Completion;

1.3                               the cash book balances of the Company and ADAB as at Completion with statements reconciling such cash book balances and the relevant cheque books (if any) with the balances on the bank accounts of the Company and ADAB as shown by the statements referred to in sub-paragraph 1.2 of this Schedule 6 above;

1.4                               the cheque books (if any) relating to all the bank accounts of the Company and ADAB, together with confirmation that no cheques have been written by the Company or ADAB since preparation of the statements referred to in sub-paragraph 1.3 of this Schedule 6 above;

1.5                               all charges, mortgages, debentures and guarantees to which the Company and/or ADAB is a party, together with duly sealed discharges;

1.6                               all replacement share certificates representing the Sale Shares, endorsed to the Buyer or its nominee(s), together with any pertaining dividend coupons and a transaction note evidencing the transfer of the Shares;

1.7                               all replacement share certificates representing the shares of ADAB, together with any pertaining dividend coupons;

1.8                               the Company and shareholder registers evidencing that the Buyer has been duly entered as the holder of the Shares;

1.9                               ensure that all Directors retire from their respective offices (to the extent requested by the Buyer) as from the Completion, each such Director acknowledging in writing that he has resigned as a Director of the Company or ADAB, as the case may be, and that he has no claims against the Buyer, the Company or ADAB for compensation or otherwise;

1.10                        the Escrow Account mandate letter signed by the Seller’s Solicitors; and

1.11                        mortgage certificates representing all floating charges in the Company and ADAB and all mortgages on the Property owned by the Company and ADAB.

2.                                      BUYER’S OBLIGATIONS

On Completion, the Buyer shall deliver to the Seller:

2.1                               the Escrow Account mandate letter signed by the Buyer’s Solicitors;

2.2                               a Secretary’s Certificate confirming that the board of directors of Watson has authorised the execution by Watson of this Agreement; and

2.3                               a copy of the minutes of a meeting of the directors of the Buyer authorising the execution by the Buyer of this Agreement.

Part 2

On Completion, the Seller shall cause a shareholder meeting and a board meeting of the Company and of ADAB to be held at which:

(a)                                  persons nominated by the Buyer (in the case of directors subject to any maximum number imposed by the relevant articles of association) shall be appointed additional directors and company signatories;

(b)                                 the resignations referred to in sub-paragraph 1.13 of Schedule 6, Part 1 shall be tendered and accepted so as to take effect at the close of the meeting; and

(c)                                  all existing instructions and authorities to bankers shall be revoked and shall be replaced with alternative instructions, mandates and authorities in such form as the Buyer may require.

On Completion, the Buyer shall:

(a)                                  prepare true accounts of the aforementioned meetings as well as the necessary ancillary documentation;

(b)                                 procure that the said documentation, as soon as practicable following such meetings, is submitted to the Patent and Registration Office for registration; and

(c)                                at the next general meeting of the Company and ADAB, the Buyer undertakes to grant the directors of the Company and ADAB, as the case may be, who have retired in the last fiscal year and in connection with Completion, discharge from liability for their administration until the date of Completion (or the earlier date of their retirement), provided that the respective auditors of the Company and ADAB do not recommend against such discharge in the auditor’s report for the relevant period.

SCHEDULE 7

INTELLECTUAL PROPERTY

Part 1

Listed IP

AMARIN´S PATENT FAMILIES

A.	ORAL CONTROLLED-RELEASE TABLET TECHNOLOGY

1.	Original Multipor technology (“Traditional”)
2.	2nd Multipor system (“Pellets”) (Multiple Unit)
3.	3rd Multipor system (“Biphasic”)
4.	Once-daily morphine tablets
5.	Rhotard Oral Controlled-Release
6.	Oral Controlled-Release for Insoluble Compounds (Nifedipine) (TRIGLAS)
7.	2nd Generation Technology (once-daily, retained)

B.	NEW PATENT APPLICATIONS

1.	Aquapor technology
2.	ZOEM (Erodix)
3.	Food Protection
4.	NAPDES

C.	CIBUS

1.	Granular Drug Delivery System CBUS-002/09
2.	Sustained-Release Drug Delivery Employing a Powdered Hydrocolloid Gum Obtainable From Higher Plants CBUS-003/04
3.	NSAID Delivery Employing a Powdered Hydrocolloid Gum Obtainable From Higher Plants CBUS-003/05
4.	NSAID Delivery Employing a Powdered Hydrocolloid Gum Obtainable From Higher Plants CBUS-003/06
5.	Purified Galactomannan as an Improved Pharmaceutical Excipient CBUS-007
6.	Colonic Delivery of Drugs CBUS-008
7.	Delivery of Drugs to the Lower GI Tract CBUS-008/01
8.	Delivery of Drugs to the Lower GI Tract CBUS-008/01 - European

D.	REGISTERED TRADE MARKS

1.	Theobret
2.	Multipor
3.	Kalipor
4.	Gacell
5.	Bidocyl
6.	Rhotard
7.	Colidex
8.	SRM-Rhotard

9.	Triglas

A.                                    ORAL CONTROLLED-RELEASE TABLET TECHNOLOGY

1.                                      Original Multipor technology (“Traditional”)

MULTIPOR Oral Controlled-Release

Title:                                                                    Sustained release tablets and method for preparations thereof

Agent:                                                          Awapatent

Country	Application/ Patent No	Application Date	Status	Expiry Date (projected)
Belgium (2)	0211991	23.8.1985	Granted	23.8.2005
Germany (2)	P3573884.7	23.8.1985	Granted	23.8.2005
Ireland	58262	22.8.1985	Granted	22.8.2005
Japan	2029524	6.9.1985	Granted	6.9.2005
Luxembourg (2)	0211991	23.8.1985	Granted	23.8.2005
New Zealand	213244	27.8.1985	Granted	27.8.2005
South Africa	85/6546	28.8.1985	Granted	28.8.2005
Switzerland (2)	0211991	23.8.1985	Granted	23.8.2005
Great Britain (2)	0211991	23.8.1985	Granted	23.8.2005
Austria (2)	E47519	23.8.1985	Granted	23.8.2005
Canada	1251731	4.9.1985	Granted	28.3.2006
France (2)	0211991	23.8.1985	Granted	23.8.2005
S Korea	63850	5.9.1985	Granted	5.9.2005
Netherlands (2)	0211991	23.8.1985	Granted	23.8.2005
Sweden (2)	0211991	23.8.1985	Granted	23.8.2005
Denmark	153520	2.9.1985	Granted	2.9.2005
Norway	172834	29.8.1985	Granted	29.8.2005
Finland	86373	5.9.1985	Granted	5.9.2005
Spain	546727	5.9.1985	Granted	5.1.2007
Taiwan	26484	4.9.1985	Granted	4.9.2005
USA	4557925	5.9.1984	Granted	5.9.2004
USA	4629620	19.9.1985	Granted	19.9.2005
USA	4629619	19.9.1985	Granted	19.9.2005
Greece	852159	6.9.1985	Granted	6.9.2005
Italy (1) (2)	0211991	23.8.1985	Granted	23.8.2005
Philippines	21597	4.9.1985	Granted	11.12.2004
Portugal	81091	5.9.1985	Granted	10.7.2006
Hungary	196313	5.9.1985	Granted	5.9.2005

Australia	574220	30.8.1985	Abandoned
Israel	76257	30.8.1985	Abandoned

Notes:	(1)	Ownership by Gacell Laboratories AB now recorded.

		(2)	Derived from EP 0211 991.

Inventors:		Stig A B Erlandsson, Åke R Lindahl.

Owner:		Gacell Laboratories AB.

Priority Information:		USA application 4557925, filed 5 September 1984.

Granted:	28	Pending:	0	Abandoned:	2

2.                                      2nd Multipor system (“Pellets”) (Multiple Unit)

Title:                                                                    Novel dosage form

Agent:                                                          Awapatent

Country	Application/ Patent No	Application Date	Status	Expiry Date (projected)
Denmark	5339/89	26.10.1989	Examination	26.10.2009
Finland	102455	25.10.1989	Granted	25.10.2009
Germany (2)	P68907177.9	14.10.1989	Granted	14.10.2009
Japan	2095270	25.10.1989	Granted	25.10.2009
New Zealand	231093	20.10.1989	Granted	20.10.2009
Switzerland (2)	0365947	14.10.1989	Granted	14.10.2009
Great Britain (2)	0365947	14.10.1989	Granted	14.10.2009
Canada	2000932	18.10.1989	Granted	18.10.2009
France (2)	0365947	14.10.1989	Granted	14.10.2009
S Korea	120 111	26.10.1989	Granted	12.08.2012
Norway	179 478	25.10.1989	Granted	25.10.2009
Sweden (2)	0365947	14.10.1989	Granted	14.10.2009
USA	5178868	4.10.1991	Granted	12.01.2010
Portugal	92103	25.10.1989	Granted	12.4.2010
Italy (1) (2)	365947	14.10.1989	Granted	14.10.2009
Hungary	201883	26.10.1989	Granted	26.10.2009
Spain (2)	0365947	14.10.1989	Granted	14.10.2009

Latvia (1)	10382	14.10.1989	Abandoned
Philippines	26653	25.10.1989	Abandoned
Australia	612525	24.10.1989	Abandoned
Belgium (2)	0365947	14.10.1989	Abandoned
Ireland	62640	17.10.1989	Abandoned
Luxembourg (2)	0365947	14.10.1989	Abandoned
Netherlands (2)	0365947	14.10.1989	Abandoned
South Africa	89/8127	26.10.1989	Abandoned
Austria (2)	E90556	14.10.1989	Abandoned

Greece (2)	365947	14.10.1989	Abandoned
Israel	92036	18.10.1989	Abandoned
China	89108221	26.10.1989	Abandoned
Hong Kong (1)	123394	14.10.1989	Abandoned
British Virgin Islands (1)	179/1/1995	14.10.1989	Withdrawn	Closed 9 feb 2001-02-09

Notes:	(1) Ownership by Gacell Laboratories AB now recorded.
(2) Derived from EP0365947.

Inventors:	Karin Malmquist-Granlund, Christer Hermansson, Sören Kulstad.

Owner:	Gacell Laboratories AB.

Priority Information:	Swedish application 8803822-9, filed 26 October 1989.

Granted:	16	Pending:	1	Abandoned:	13

3.                                      3rd Multipor system (“Biphasic”)

Title:                                                                    Controlled-release medical preparations

Agent:                                                          Awapatent

Country	Application/ Patent No	Application Date	Status	Expiry Date (projected)
Japan	2527713	6.9.1985	Granted	6.9.2005
New Zealand	213245	27.8.1985	Granted	27.8.2005
Great Britain (2)	0173928	23.8.1985	Granted	23.8.2005
Canada	1252723	4.9.1985	Granted	18.4.2006
Sweden (2)	0173928	23.8.1985	Granted	23.8.2005
USA	4824678	4.9.1985	Granted	25.4.2006

Australia	576891	30.8.1985	Abandoned
Belgium (2)	0173928	23.8.1985	Abandoned
Ireland	58263	22.8.1985	Abandoned
Israel	76256	30.8.1985	Abandoned
Luxembourg (2)	0173928	23.8.1985	Abandoned
South Africa	85/6547	28.8.1985	Abandoned
Switzerland (2)	0173928	23.8.1985	Abandoned
Austria (2)	E53490	23.8.1985	Abandoned
France (2)	0173928	23.8.1985	Abandoned
S Korea	63849	5.9.1985	Abandoned
Taiwan	29422	4.9.1985	Abandoned

Netherlands (2)	0173928	23.8.1985	Abandoned
Denmark	164256	2.9.1985	Abandoned
Spain	546728	5.9.1985	Abandoned
Finland	87042	5.9.1985	Abandoned
Norway	169996	29.8.1985	Abandoned
Greece	852158	6.9.1985	Abandoned
Italy (1) (2)	0173928	23.8.1985	Abandoned
Philippines	22119	4.9.1985	Abandoned
Portugal	81092	5.9.1985	Abandoned
Germany (2)	3578123.8	23.8.1985	Abandoned
Hungary	194495	5.9.1985	Abandoned

Notes:	(1) Ownership by Gacell Laboratories AB now recorded.
(2) Derived from EP0173928.

Inventors:	Bo M Ekman, Åke R Lindahl.

Owner:	Gacell Laboratories AB.

Priority Information:	Swedish application 8404467-6, filed 6 September 1984.

Granted:	6	Pending:	0	Abandoned:	22

4.             Once-daily morphine tablets

Title:                       Controlled release morphine preparation

Agent:                   Awapatent

Country	Application/ Patent No	Application Date	Status	Expiry Date (projected)
China	93/118344.8	29.7.1993	Granted	29.7.2013
Australia	662239	28.7.1993	Granted	28.7.2013
Canada	2140254	28.7.1993	Examination	28.7.2013
Japan	50522594	28.7.1993	Examination	28.7.2013
Russia	2114613	28.7.1993	Granted	28.7.2013
USA	5520931	28.7.1993	Granted	28.7.2013
Germany	P693 23428.8	28.7.1993	Granted	28.7.2013
Sweden	652 747	28.7.1993	Granted	28.7.2013

Israel	106477	26.7.1993	Abandoned
S Africa	93/5488	29.7.1993	Abandoned
European	EP 652 747	28.7.1993	Granted	28.7.2013
Finland	95/0319	28.7.1993	Examination	28.7.2013

Hungary	221683	28.7.1993	Abandoned
S Korea	156 038	28.7.1993	Abandoned
Norway	307407	28.7.1993	Abandoned
New Zealand	254314	28.7.1993	Abandoned
Poland	172571	28.7.1993	Granted	28.7.2013
Greece	652 747	28.7.1993	Abandoned
Luxemburg	652 747	28.7.1993	Abandoned
Austria	E 176 398	28.7.1993	Abandoned
Belgium	652 747	28.7.1993	Abandoned
Switzerland	652 747	28.7.1993	Abandoned
Denmark	652 747	28.7.1993	Abandoned
Spain	652 747	28.7.1993	Abandoned
France	652 747	28.7.1993	Abandoned
Great Britain	652 747	28.7.1993	Abandoned
Ireland	652 747	28.7.1993	Abandoned
Italy	652 747	28.7.1993	Abandoned
Monaco	652 747	28.7.1993	Abandoned
Netherlands	652 747	28.7.1993	Abandoned
Portugal	652 747	28.7.1993	Abandoned

Inventors:	Christiane Persson, Staffan Waxegård, Sören Kulstad, Lennart Frigren.

Owner:	Gacell Laboratories AB.

Priority Information:	Swedish application 9202250-8, filed July 1993.

Granted:	8	Pending:	3	Abandoned:	20

5.             Rhotard Oral Controlled-Release

Title:                       Double matrix formulation

Agent:                   Boult Wade Tennant

Country	Application/ Patent No	Application Date	Status	Expiry Date (projected)	Patent- letter
United Kingdom (2)	2186485	13.2.1986	Granted	13.2.2006	X
Austria (1)	E64849	12.2.1987	Granted	12.2.2007
Belgium (1)	0235986	12.2.1987	Granted	12.2.2007
Switzerland (1)	0235986	12.2.1987	Granted	12.2.2007
Germany (1)	P3771091.5	12.2.1987	Granted	12.2.2007
France (1)	0235986	12.2.1987	Granted	12.2.2007
United Kingdom (1)	0235986	12.2.1987	Granted	12.2.2007

Greece (1)	3030706	12.2.1987	Granted	12.2.2007	X
Italy (1)	0235986	12.2.1987	Granted	12.2.2007	X
Luxembourg (1)	0235986	12.2.1987	Granted	12.2.2007
Netherlands (1)	0235986	12.2.1987	Granted	12.2.2007
Sweden (1)	0235986	12.2.1987	Granted	12.2.2007	X
Spain (1)	2029269	12.2.1987	Granted	12.2.2007
Ireland	59451	9.2.1987	Granted	9.2.2007	X
Australia	589254	13.2.1987	Granted	13.2.2007
New Zealand	219204	9.2.1987	Granted	9.2.2007	X
Japan	2136314	13.2.1987	Granted	13.2.2007	X
Philippines	25347	11.2.1987	Granted	13.5.2008	X
South Africa	87.1030	12.2.1987	Granted	12.2.2007	X
USA	4880830	9.2.1987	Granted	9.2.2007	X
Denmark	741/87	13.2.1987	Examination	13.2.2007
Finland	91482	12.2.1987	Granted	12.2.2007	X
Norway	175240	12.2.1987	Granted	12.2.2007	X
European	0235986				X

Notes:			(1) European Application derived from EP0235986.
(2) Covers the same invention as EP0235986. Might be forced to be abandoned by UK authorities.

Inventor:			Alan Rhodes.

Owner:			Ethical Pharmaceuticals Limited.

Priority Information:			UK application 8603523, filed 13 February 1986.

Granted:	22	Pending:	1

* EP 0235986			(App. No. 87301231.4) –new grant document received (4.5.99) following successful opposition decision.

6.             Oral Controlled-Release for Insoluble Compounds (Nifedipine) (TRIGLAS)

1st Generation Technology

Title:                       Nifedipine slow release formulations

* Twice daily to be abandoned.

Agent:                   Boult Wade Tennant.

Country	Application/ Patent No	Application Date	Status	Expiry Date (projected)	Patent- letter
Philippines	26850	9.2.1990	Granted	5.11.2009	X
South Africa	90.0904	7.2.1990	Granted	7.2.2010	X
USA	5145683	30.1.1990	Granted	30.1.2010	X
Canada	2008972	31.1.1990	Granted	31.1.2010	X
Finland	95347	8.2.1990	Granted	8.2.2010	X
Norway	175925	26.1.1990	Granted	26.1.2010	X

Austria (1)	E79032	31.1.1990	Abandoned
Belgium (1)	0385582	31.1.1990	Abandoned
Switzerland (1)	0385582	31.1.1990	Abandoned
Germany (1)	P69000240.8	31.1.1990	Abandoned
France (1)	0385582	31.1.1990	Abandoned
United Kingdom (1)	0385582	31.1.1990	Abandoned
Greece (1)	3005477	31.1.1990	Abandoned
Italy (1)	0385582	31.1.1990	Abandoned
Luxembourg (1)	0385582	31.1.1990	Abandoned
Netherlands (1)	0385582	31.1.1990	Abandoned
Sweden (1)	0385582	31.1.1990	Abandoned
Spain (1)	2052168	31.1.1990	Abandoned
Denmark (1)	0385582	31.1.1990	Abandoned		X
Ireland	64682	25.1.1990	Abandoned		X
Australia	626130	31.1.1990	Abandoned		X
New Zealand	232287	30.1.1990	Abandoned		X
Japan (2079473)	112974/1995	13.2.1990	Abandoned		X
European	0385582	31.1.1990	Abandoned		X

Notes:	(1) Derived from EP0385582.

Inventor:	Alan Rhodes.

Owner:	Ethical Pharmaceuticals Limited.

Priority Information:	UK application 8903328.6, filed 14 February 1989.

Granted:	6	Abandoned	18	Pending:	0

7.             2nd Generation Technology (once-daily, retained)

Title:                       Pharmaceutical compositions containing nifedipine and processes for the preparation thereof.

Agent:                   Mewburn Ellis

Country	Application/ Patent No	Application Date	Status	Expiry Date (projected)	Patent- letter
Iceland	1620	11.1.1993	Abandoned		X
Argentina	251 650	13.1.1993	Granted	23.2.2013	X
United Kingdom (1)	2277872	12.1.1993	Abandoned		X
Hungary (1)	210539	12.1.1993	Abandoned		X
Hungary (1)	219338	12.1.1993	Abandoned		X
Philippines	30985	12.1.1993	Abandoned		X
Malaysia	PI9300048/ MY-110660-A	12.1.1993	Abandoned		X
South Africa	930195	12.1.1993	Abandoned		X
Thailand	017892	12.1.1993	Withdrawn
Indonesia	0001333	12.1.1993	Abandoned		X
Poland (1)	170935	12.1.1993	Abandoned		X
Singapore	9592257-1	12.1.1993	Abandoned		X
Australia (1)	659529	12.1.1993	Abandoned		X
Canada (1)	2126864	12.1.1993	Abandoned
Japan (1)	5-512264	12.1.1993	Abandoned
USA (1)	5594013	12.1.1993	Abandoned		X
Finland (1)	943316	12.1.1993	Abandoned
South Korea (1)	94-702420	12.1.1993	Examination	12.12.2013
Norway (1)	305223	12.1.1993	Abandoned		X
New Zealand (1)	246374	12.1.1993	Abandoned		X
Russian Federation (1)	2106139	12.1.1993	Abandoned		X
European Patent Application designating(1) AT BE CH/LI DE DK ES FR IE IT NL PT SE	0620733 (App. No: 93901850.3)	12.1.1993	Abandoned		X DK X
Austria (1)	939017	12.1.1993	Abandoned		X
Denmark (1)	94837 (0837/94?)	12.1.1993	Abandoned (Epn granted)
Netherlands (1)	9320021	12.1.1993	Withdrawn
Germany (1)	P4390075.5	12.1.1993	Withdrawn
Luxembourg (1)	88512	12.1.1993	Withdrawn		X
Sweden (1)	9402457-7	12.1.1993	Withdrawn

Notes:	(1) Derived from PCT/GB93/00055.

Inventor:			David Trigger.

Owner:			Ethical Pharmaceuticals Ltd.

Priority Information:			GB9200607.1, filed 13 January 1992.

Granted:	1	Abandoned:	30	Pending:	1	Withdrawn	4

B.            NEW PATENT APPLICATIONS

1.             Aquapor technology

Agent:                   Awapatent

Country	Application/ Patent No	Application Date	Status	Expiry Date
Sweden	0001151-0	31 Mar 2000	Withdrawn
PCT	SE01/00626	23 Mar2001	Application
USA	09/819813	29 Mar 2001	Application
Japan	2001-572081	27 Sep 2002	Application

Inventors:	Peter Fyhr, John Kendrup.

Owner:	Amarin Development AB.

Summary:	Aquapor technology.

2.             ZOEM (Erodix)

Agent:                   Awapatent

Country	Application/ Patent No	Application Date	Status	Expiry Date
Sweden	0004671-4	15 Dec 2000	Withdrawn	—
USA	09/788414	21 Feb 2001	Application	Rejected
USA-Continuation	10/342222	15 Jan 2003	Application
EPC	02076991.5	16 May 2002	Application
Japan	2002-159550	31 May 2002	Application

Inventors:	Catarina Carling, Peter Fyhr, Inger Nordén.

Owner:	Amarin Development AB.

Summary:	ZOEM (Erodix).

3.             Food Protection

Agent:                   Awapatent

Country	Application/ Patent No	Application Date	Status	Expiry Date
Sweden	9903879-6	28 Oct 1999	Withdrawn	—
Europe EPC Sweden UK France Italy Spain Germany	850162.9 publ. nr 1095651	11 Oct 2000	Application	11 Oct 2020
Japan	2000-329035	27 Oct 2000	Application

Inventors:	Marta Corselli, Peter Fyhr, Staffan Waxegård.

Owner:	Amarin Development AB.

Summary:	Food Protection.

4.             NAPDES

Agent:                   Albihns A/S

Country	Application/ Patent No	Application Date	Status	Expiry Date
Denmark	PA 2002 00275	21 Feb 2002	Application
PCT	PCT/EP03/ 01909	20 Feb 2003	Application
USA	10/372,045	20 Feb 2003	Application

Inventors:	Peter Fyhr, John Kendrup, Johan Borgström.

Owner:	Amarin Development AB.

Summary:	Nano technology.

C.            CIBUS

1.             Granular Drug Delivery System CBUS-002/09

Agent:                   Awapatent

Country	Application/ Patent No	Application Date	Status	Expiry Date (projected)
USA	5641511	24.6.1997	Granted	7.4.2008

Inventor:		Eric H. Kuhrts.

Owner:		(Amarin Development AB).

Priority Information:

Granted:	1	Pending:

2.             Sustained-Release Drug Delivery Employing a Powdered Hydrocolloid Gum Obtainable From Higher Plants CBUS-003/04

Agent:                   Awapatent

Country	Application/ Patent No	Application Date	Status	Expiry Date (projected)
Australia	709413	9.12.99	Granted	30.11.2015
Singapore	9702320-4	30.11.1995	Withdrawn

Inventors:		Erik H. Kuhrts et.al.

Owner:		Amarin Development AB (Austr)

Priority Information:

Granted:	1	Pending:

3.             NSAID Delivery Employing a Powdered Hydrocolloid Gum Obtainable From Higher Plants CBUS-003/05

Agent:                   Awapatent

Country	Application/ Patent No	Application Date	Status	Expiry Date (projected)
Australia	690417	6.8.1998	Granted	30.11.2015
Canada	2205442	30.11.1995	Granted	30.11.2015

Inventors:		Eric H. Kuhrts et. al.

Owner:		Amarin Development AB (Austr) / Venture Lending

Priority Information:

Granted:	2	Pending:

4.             NSAID Delivery Employing a Powdered Hydrocolloid Gum Obtainable From Higher Plants CBUS-003/06

Agent:                   Awapatent

Country	Application/ Patent No	Application Date	Status	Expiry Date (projected)
USA	5993860	30.11.1999	Granted	17.6.2013

Inventor:		Eric H. Kuhrts.

Owner:		(Amarin Development AB).

Priority Information:

Granted:	1	Pending:

5.             Purified Galactomannan as an Improved Pharmaceutical Excipient CBUS-007

Agent:                   Awapatent

Country	Application/ Patent No	Application Date	Status	Expiry Date (projected)
USA	6063402	16.5.2000	Granted	16.5.2017
Canada	2224162		Examination	7.6.2016

Inventors:			Mark S Gebert et.al.

Owner:			(Amarin Development AB).

Priority Information:

Granted:	1	Pending:	1

6.             Colonic Delivery of Drugs CBUS-008

Agent:                   Awapatent

Country	Application/ Patent No	Application Date	Status	Expiry Date (projected)
USA	5656294	12.8.1997	Granted	7.6.2015

Inventors:		David Friend, David Wong.

Owner:		(Amarin Development AB).

Priority Information:

Granted:	1	Pending:

7.             Delivery of Drugs to the Lower GI Tract CBUS-008/01

Agent:                   Awapatent

Country	Application/ Patent No	Application Date	Status	Expiry Date (projected)
USA	5811388	22.9.1998	Granted	22.9.2015
Canada	2224170		Examination	7.6.2016

Inventors:			David Friend, David Yong.

Owner:			(Amarin Development AB).

Priority Information:

Granted:	1	Pending:	1

8.             Delivery of Drugs to the Lower GI Tract CBUS-008/01 - European

Agent:    Mewburn Ellis

Country	Application/ Patent No	Application Date	Status	Expiry Date (projected)
European	96919237.6	7.6.1996	Examination

Inventors:	David Friend, David Yong.

Owner:	Amarin Development AB.

Priority Information:

Granted:	Pending:	1

D.            REGISTERED TRADE MARKS

1.             Theobret

Country	Date of Registration	Registration No./Application No.	Class	Renewal date
Malaysia	20.11.1984	05429/84	5	20.11.2005
Switzerland	7.7.1981	313328	5	Abandoned 7.7.2001
Singapore	5.4.1984	1575/84	5	Abandoned 2.2.2001
Philippines	27.1.1998	37917 (Appl.)	5	Abandoned 25.9.2001
New Zealand	18.10.1984	155353	5	18.10.2005

Hong Kong	20.6.1983	1938/84	5	20.6.2004
United Kingdom	1.7.1981	1156880	5	Abandoned 25.3.2002
France	3.7.1981	1675795	5	Abandoned 27.6.2001
Australia	17.10.1984	416919	5	17.10.2005
Italy	3.2.1986	397033	5	Abandoned 9.7.2001

Owner:	Gacell Laboratories AB.

Goods:	Pharmaceutical, veterinary and sanitary substances; material for stopping teeth, dental wax; disinfectants (other than for laying or absorbing dust).

2.             Multipor

Country	Date of Registration	Registration No./Application No.	Class		Renewal date
Sweden	4.10.1985	198153	5		4.10.2005
Japan	27.3.1989	2125759	1	(1)	27.3.2009
Ireland	26.3.1984	111793	5		26.3.2005
United Kingdom	30.3.1984	1215830	5		30.3.2005
Portugal	20.1.1992	242258	5		Abandoned 20.1.2002
Spain	20.11.1989	1204181	5		20.11.2004
France	21.7.1987	1419646	5		20.7.2007
Italy	17.4.1989	(507871) New reg. 809838	5		16.7.2007

Notes:	(1) Japanese Class which is equivalent to international Class 5.
Ownership of Gacell Laboratories AB now recorded.
Owner:	Gacell Laboratories AB.

Priority Information:	Pharmaceutical and veterinary preparations and substances.

3.             Kalipor

Country	Date of Registration	Registration No./Application No.	Class	Renewal date
Switzerland	5.10.1984	332669	5	4.4.2004
Singapore	5.4.1984	1577/84	5	Abandoned 2.2.2001
Hong Kong	20.6.1983	931/84	5	20.6.2004

Owner:	Gacell Laboratories AB.

Goods:	Pharmaceutical preparations for the prophylaxis or treatment of cardiac and vascular diseases or disorders.

4.             Gacell

Country	Date of Registration	Registration No./Application No.	Class	Renewal date
Sweden	18.4.1986	200871	5	18.4.2006

Owner:	Gacell Laboratories AB.

Goods:	Pharmaceuticals.

5.             Bidocyl

Country	Date of Registration	Registration No./Application No.	Class	Renewal date
Sweden	10.9.1982	183113	5	Abandoned 7.6.2002
Hong Kong	20.6.1983	932-1984	5	20.6.2004
United Kingdom	3.2.1982	1169073	5	Abandoned 6.11.2002
Italy (1)	8.3.1988	489463	5	Abandoned 4.2.2002

Notes:	(1) In the name of AB Ferrosan – ownership of Gacell Laboratories AB being recorded – assignment pending.

Owner:	Gacell Laboratories AB.

Goods:	Pharmaceutical preparations and substances.

6.             Rhotard

Country	Date of Registration	Registration No./Application No.	Class
United Kingdom	21.11.1985	1254938	5

Owner:	Ethical Pharmaceuticals Ltd. Licensed to Waymade//Amdipharm 1.1.2003.

Goods:	Pharmaceutical and veterinary preparations and substances.

7.             Colidex

Country	Date of Registration	Registration No./Application No.	Class
United Kingdom	30.1.1987	1299442	5

Owner:	Ethical Pharmaceuticals Ltd

Goods:	Pharmaceutical preparations and substances, all included in Class 5.

8.             SRM-Rhotard

(1)

Country	Date of Registration	Registration No./Application No.	Class
United Kingdom	19.6.1987	1313560	5

Notes:	(1) Exclusive rights to the letters SRM are disclaimed.

Owner:	Ethical Pharmaceuticals Ltd

Goods:	Pharmaceutical and veterinary preparations and substances, all included in Class 5.

9.             Triglas

Country	Date of Registration/ Application	Registration No./Application No.	Class
United Kingdom	21.11.97	2131871	5
C.T.M.	24.10.97	000668343	5

Owner:	Ethical Pharmaceuticals (UK) Ltd

Goods:	Pharmaceutical preparations and substances. Handled by Mewburn Ellis.

Part 2

Listed Exclusive IP

The domain name amarindev.se

2.25 License Agreement between Amarin Corporation plc and ADAB 3rd August 2001 (numbered as per the Disclosure Documents)

Part 3

Listed IP Agreements

Licences - in

IT Licenses (numbered as per the Disclosure Documents)

7.4 Applied BioSystems/LIMS IT contract
7.5 Perkin Elmer /TurboChrom server software licence
7.6 AEC/Primavera software agreement and licence
7.7 Symantec Antivirus software agreement and licence
7.8 Watchguard Certificate
7.9 Wordfinder IT software licence
7.10 Server Leases with Handlesbanken Finans AB

The oral agreement pursuant to which the domain name amarindev.se is licensed.

Licences –out (numbered as per the Disclosure Documents)

File	Description
1	Commercial Agreements (I)
Development Agreements
1.1 Amarin Development AB (“ADAB”) and Camurus AB dated 29th September 2001.(including Schedule)
1.2 ADAB and Microdrug AG dated 9th May 2001.
1.3 ADAB and Pharmacia AB dated 28th August 2001.
1.4 ADAB and Hormos Medical Ltd dated 14th February 2003; (FC-1271a).
1.5 ADAB and Hormos Medical Ltd dated 24th August 2001 (HM-101).
1.6 ADAB and Hormos Nutraceutical Ltd dated 24th August 2001 (HM-3000).
1.7 ADAB and Neurosearch A/S dated 11th February 2002 (NS 3728).
1.8 ADAB and Takeda Chemical Industries, Ltd dated 30th May 2003.(including Schedule)
1.8a ADAB and ACADIA Pharmaceuticals Inc. 16th May 2003
1.8 b ADAB and Hexel Pharmaforschung GmbH dated 17th February 2003
Collaboration Agreements
1.9 ADAB and Nanocarrier Co. Ltd dated 25th December 2002.
1.10 ADAB and Eiffel Research and Development Pty Limited dated 17th April 2002.
1.11 ADAB and Cellgate, Inc., dated August 7th 2002.
Analytical Services Agreement
1.12. ADAB and Clinical Data Care in Lund AB dated 7th December 2001.
1.13 ADAB and Eli Lilly Sweden AB dated 16th September 2001.

1.14 ADAB and Kissei Pharmaceutical Co., Ltd dated 24th January 2002.
1.14a ADAB and Kissei Pharmaceutical Co., Ltd dated 3rd January 2003
Diltiazem-”once a day” Agreements
1.15 Development and License agreement made between ADAB and Tanabe Seiyaku., Ltd (“Tanabe”) dated 19th November 1986.
1.16 ADAB and Tanabe dated 24th October 1998.
1.17 Collaboration and License Agreement made between ADAB and Tanabe dated 24th January 1991 (“1991 Agreement”) together with amendments.
1.18 License Agreement made between ADAB and Tanabe dated 30th August 1996.
1.19 Agreement for Diltiazem “once a day” formulation dated 24th October 1988.
1.20 Memorandum on 180mg Diltiazem “once a day” formulation.
1.21 Memorandum on assignment of the 1991 Agreement dated 14th February 2002.
1.21a Supply Agreement between ADAB and Douglas Pharmaceuticals Limited dated 1st August 1994
1.21b Supply and distribution Agreements dated 28th October 1997 & 28th March 1998 between ADAB and Triomed(PTY) Ltd
Diltiazem-”twice a day” Agreements
1.22 Memorandum on Diltiazem “twice a day” for Italy made between ADAB and Tanabe dated 27th May 1988.
1.23 Agreement dated ADAB and Sigma-Tau Industrie Farmaceutiche S.p.A dated 22nd July 1988 together with Amendments.
1.24 Manufacture and Supply Agreement made between Laboratorios Dr. Esteve S.A.,(1) ADAB (2),Tanabe Europe S.A (3) and Tanabe (4) dated 12th June, 1989.
1.25 Memorandum agreement made between ADAB (1), Tanabe (2) for Synthelabo, France dated 31st August 1989.
1.26 Memorandum on Diltiazem “twice a day” for Greece made between ADAB and Tanabe dated 27th May 1988.
1.27 Agreement dated 3rd April made between ADAB and A/S Ferroscan (Novo Nordisk) together with amendments.
1.28 Addendums one-ten and Memoranda to Diltiazem “twice a day” Agreements and Memorandums made between ADAB and Tanabe dated 20th June 1990.
1.29 Memorandum on Diltiazem “twice a day” for Taiwan dated 28th October 1991.
1.30 License Agreement dated 4th February 1992 made between ADAB and Kabi Pharmaceuticals AB.
1.31 Memorandum Agreement dated 27th May 1992 for Italy made between ADAB and Tanabe.

2	Commercial Agreements (II)
2.1 Purchase Agreement dated 2nd January 1990 made between Sylatec and ADAB.
2.2 Manufacturing Agreement dated 2nd January 1990 between Sylatec and ADAB.

2.3 Memorandum Agreement dated 2nd June 1995 made between ADAB and Synthelabo.
2.4 License agreement dated 30th August 1996 made between ADAB and Tanabe.
2.5 Multipor Coating supply agreement dated 30th August 1996 made between Tanabe and ADAB.
2.6 Exclusive agreement to negotiate dated 30th May 1996 made between Tanabe and ADAB.
2.7 Supply Agreement dated 1st August 1994 made between ADAB and Douglas Pharmaceuticals Limited.
2.7a Contract manufacturing agreement between ADAB and QPharma
2.7b Manufacturing Agreement between Pharmacia and ADAB dated 4th February 1992.
Rhotard Morphine Agreements
Canada

2.8 License Agreement dated 11th October 1991 made between Ethical Pharmaceuticals (U.K.) Limited (formerly Ethical Pharmaceuticals limited) (“EPUK”) and Drug Royalty Corporation Inc. (formerly Ethical Pharmaceuticals North America Inc.) (“DRC”) (“DRC License”) and License Agreement Amending Agreement dated 30th April 1996 amending DRC License.

2.9 (Sub) License Agreement dated 4th November 1996 made between DRC and Paladin Labs Inc (“Paladin”).
2.10 Manufacturing and distribution Agreement dated 4th November 1996 made between Paladin and Pharmascience Inc.
2.11 Supply and Manufacturing Agreement dated 4th November 1996 made between Pharmascience and EPUK.
Northern Europe/Eastern Block
2.12 License agreement dated 1st August 1988 made between DAK-Laboratoriet A/S (“Nycomed”) and EPUK together with amendments and supplements.
2.13 License agreement dated 30th October 1989 made between Lundbeck A/S (“Nycomed”) and EPUK together with amendments and supplements.
UK
2.14 License Agreement dated 15th May 2002 made between Waymade Healthcare PLC and ADAB.
Australia
2.15 License Agreement dated 3rd August 2003 made between Australian Generics Pty Limited and ADAB.
Argentina
2.16 Supply and Manufacturing Agreement dated February 26th 2003 made between ADAB and Searle Argentina SRL.
South Africa
2.17 Supply and Distribution Agreement dated 18th March 1998 made between EPUK and Research Ethicals (PTY) Limited.

Glipizide ER

2.18 Multi Product and Transfer, Development and License Agreement dated 30th August 1994 made between Amarin Corporation plc and Watson Pharmaceuticals, Inc.together with letter agreements and Amendments.

General
2.19 Multipor supply agreement to be made beween Amarin and Du PontSverige AB and DuPont’s regional affiliate DuPont Chemoswed.
2.20 License Agreement dated November 11th 2002 made between ADAB and Athpharma Limited.
2.21 Delivery Contract dated 12th March 2003 made between ADAB and Apoteket
2.22 Laboratory services Agreement dated 12th November 1998 made between Amarin Corporation plc (formerly Ethical Holdings plc) and ADAB
2.23 Agreement between Custom Pharmaceuticals Limited (1) and ADAB for the manufacture and supply of Rhotard Morphine
2.24 Agreement between ADAB and Amarin Corporation plc dated 5th April 2000
2.25 License Agreement between Amarin Corporation plc and ADAB 3rd August 2001
2.27 Agreement dated 12th November 1998 made between Amarin Corporation plc (formerly Ethical Holdings plc) and ADAB
2.29 Agreement dated 12th November 1998 made between Amarin Corporation plc (formerly Ethical Holdings plc) and ADAB relating to Tanabe

Licences - out

SCHEDULE 8

INFORMATION TECHNOLOGY

Part 1

IT Systems (as set out in the following Disclosure Documents)

7.4 Applied BioSystems/LIMS IT contract
7.5 Perkin Elmer /TurboChrom server software licence
7.6 AEC/Primavera software agreement and licence
7.7 Symantec Antivirus software agreement and licence
7.8 Watchguard Certificate
7.9 Wordfinder IT software licence
7.10 Server Leases with Handlesbanken Finans AB

Part 2

IT Contracts

IT Licenses (numbered as per the Disclosure Documents)

7.4 Applied BioSystems/LIMS IT contract
7.5 Perkin Elmer /TurboChrom server software licence
7.6 AEC/Primavera software agreement and licence
7.7 Symantec Antivirus software agreement and licence
7.8 Watchguard Certificate
7.9 Wordfinder IT software licence
7.10 Server Leases with Handlesbanken Finans AB

SCHEDULE 9

LIMITATION OF SELLER’S LIABILITY

Part 1

General Limitations

1.             Notwithstanding the provisions of clause 8, the Warrantors shall not be liable in respect of a breach of any of the Warranties if and to the extent that the loss occasioned thereby has been recovered under the Indemnities.

2.             The Warrantors shall not be liable under the Warranties or the Tax Covenant to the extent that:

2.1          the act, omission, circumstance of occurrence which might result in a Claim or possible Claim were Disclosed;

2.2          the subject of a Claim is allowed or provided for or reserved in the Accounts and/or the Management Accounts or the Completion Balance Sheet or has been included in calculating creditors or deducted in calculating debtors in the Accounts or the Completion Balance Sheet and (in the case of creditors or debtors) is identified in the records of the Company or ADAB or to the extent that such matter was specifically referred to in the notes to the Accounts; or

2.3          a Claim arises or is increased:

2.3.1        wholly or partly from an act or omission compelled by law;

2.3.2        as a result of any increase in rates of Taxation or the imposition of any Tax since the Balance Sheet Date whether or not with retrospective effect; or

2.3.3        wholly or partly as a result of the passing or coming into force of, or any change in, any enactment, law, regulation, directive, requirement or any practice of any government, government department or agency or regulatory body after the date of this Agreement, whether or not having retrospective effect.

3.             The Warrantors shall not be liable in respect of any Claim under the Warranties:

3.1          unless and until the amount of the Claim exceeds US$25,000 and for this purpose where a Claim relates to more than one event, circumstance, act or omission which event, circumstance, act or omission would separately constitute a breach of or give rise to a Claim for breach of any of the Warranties, such claim shall be treated as a separate Claim in respect of each such event, circumstance, act or omission;

3.2          unless and until the amount of the Claim when aggregated with the amount of any other such Claim made against the Warrantors under this Agreement exceeds US$150,000, but so that the liability of the Warrantors shall not be restricted to the amount by which the liability exceeds US$150,000; and

3.3          shall not (when aggregated with the amount of all other Claims under the Warranties exceed an amount equal to the aggregate of:

3.3.1        $10,000,000; and

3.3.2        all legal and other costs of recovery awarded to the Buyer by a court of competent jurisdiction in connection with any such Claims; and

any interest or penalty, or any amount in respect of any interest or penalty, which the Sellers (or any of these) may agree or be ordered to pay to the Buyer.

4.             The Buyer shall not be entitled to make a Claim against the Warrantors under the Warranties to the extent that the breach is remediable unless the Warrantors have been given reasonable opportunity at the Warrantors’ expense to remedy the breach.  The Buyer shall give the Warrantors and its agents all reasonable access and assistance (at the Warrantors’ expense) for this purpose.

5.             The Warrantors shall not be liable under the Warranties (other than the Tax Warranties):

5.1          to the extent that a Claim arises or is increased as a result of any matter or thing done or omitted to be done before or after Completion by the Warrantors at the written request of or with the written approval of the Buyer;

5.2          to the extent that a Claim arises or is increased directly as a result of any changes after Completion in the accounting bases, policies or methods used by the Buyer to value any of the assets of the Company (including the Properties) whether or not as a consequence of any change in standard accounting practice;

5.3          to the extent that a Claim arises or is increased as a result of a voluntary action taken by or on behalf of the Buyer where the Buyer has actual knowledge that such voluntary action shall give rise to or increase such Claim;

5.4          to the extent that a Claim relates to any liability which is contingent only, unless and until such contingent liability becomes an actual liability provided that the Buyer gives notice, if required, of such contingent liability in accordance with the first sentence of paragraph 13 of this Schedule 9.

6.             The Buyer shall not be entitled to recover damages or obtain reimbursement, restitution or indemnity more than once in respect of any one matter or circumstance constituting a breach of the Warranties.

7.             If a Claim is made or proceedings are brought against the Buyer in respect of which the Warrantors is or may become liable under the Warranties (other than the Tax Warranties) or any other provision of this Agreement, the Buyer shall (at the Warrantors’ cost and expense and subject to the Buyer being indemnified to its reasonable satisfaction in respect thereof) take such action and give such information and assistance in connection with its affairs as the Warrantors may reasonably request to avoid, dispute, resist, mitigate, compromise, defend or appeal against such claim or proceedings and any adjudication with respect thereto including, if the Warrantors so require, instructing professional advisers nominated by the Warrantors (subject to the approval of the Buyer, not to be unreasonably withheld or delayed) to act on behalf of the Buyer in accordance with the instructions of the Warrantors so that the action is delegated entirely to the Warrantors, provided that any settlement shall only require the payment of money on the Buyer’s behalf and does not impose any other obligation or restrictions on the Buyer. The Buyer shall not (except with the written consent of the Warrantors (which consent shall not be unreasonably withheld or delayed)) accept, pay, compromise or make any admission in respect of any such claim or proceedings.

8.             Where the Buyer is entitled to a right of reimbursement (including by way of indemnity) or to recover (whether by way of payment, discount, credit, set off, counterclaim or otherwise) from some other person any sum in respect of any matter giving rise to a Claim under the Warranties (other than the Tax Warranties) or under any other provision of this agreement the Buyer shall undertake all reasonable steps to enforce such recovery prior to taking action against the Warrantors (other than to notify the Warrantors of the claim against the Warrantors) and if the Buyer shall recover any amount from such other person the amount of the Claim against the Warrantors shall be reduced by the amount recovered, less all reasonable costs, charges and expenses incurred by the Buyer recovering that sum from such other person.

9.             If the Warrantors pays to the Buyer an amount in respect of a Claim for breach of a Warranty (other than a Tax Warranty) or any other provision of this Agreement and the Buyer subsequently becomes entitled to a right of reimbursement (including by way of indemnity) or to recover (whether by way of payment, discount, credit, set off, counterclaim or otherwise) from such other person any sum in respect of any matter giving rise to such claim, the Buyer shall take all reasonable steps to enforce such recovery or at its sole discretion, assign the right of reimbursement to the Warrantors (in each case at the Warrantors’ cost and expense and subject to the Buyer being indemnified to its reasonable satisfaction in respect thereof) and shall forthwith upon recovery repay to the Warrantors so much of the amount paid to the Buyer as does not exceed the amount recovered from such person less all reasonable costs, charges and expenses incurred by the Buyer in recovering that sum from such other person.

10.          If any amount is repaid to the Warrantors by the Buyer pursuant to paragraph 9, an amount equal to the amount so repaid shall be treated as if it shall never have been paid by the Warrantors to the Buyer for the purposes of paragraphs 3.1 and 3.2.

11.          Any payment made by the Warrantors in satisfaction of a claim for breach of the Warranties shall be treated as a reduction of the consideration.

Nothing in paragraphs 7, 8 or 9 shall require the Buyer or any member of the Watson Group to take or refrain from taking any action which it reasonably considers would adversely affect the goodwill or bona fide commercial interests of the Watson Group and provided further that the failure by the Buyer or any member of the Watson Group to comply with paragraphs 7, 8, or 9 shall only release the Seller from liability under this Agreement to the extent that such liability is increased as a result of the Buyer’s failure to comply as aforesaid.

Every limitation of liability and restriction contained in this Schedule 9 upon the bringing of claims under the Warranties shall apply cumulatively with, and not to the exclusion of, every other such limitation or restriction.

12.          The Buyer represents, warrants and undertakes to the Warrantors that neither the execution of this agreement by the Buyer nor the consummation of the transaction as contemplated by this agreement will result in the breach of any term, limitation or provision of the memorandum and articles of association of the Buyer or result in a breach of any instrument by which the Buyer is bound, or violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer.

13.          The liability of the Warrantors in respect of any claim under the Warranties (other than the Tax Warranties) shall cease on the date which is 30 months after the date of Completion, except in respect of matters which have been the subject of a bona fide written claim which is made before that date by or on behalf of the Buyer to the Warrantors giving reasonable details of all material aspects of the claim including the Buyer’s bona fide estimate of the amount of the claim.  Any such claim (if it has not previously been satisfied, settled or withdrawn) shall be deemed to have been withdrawn unless legal proceedings in respect of it have been commenced by both being issued and served within 12 months of such notification to the Seller.

14.          No limitation placed upon the liability of the Warrantors by paragraphs this Schedule 9 (whether as to amount, time or otherwise) shall apply in relation to any claim by the Buyer where the delay in discovery of the subject matter of the claim or that it is claimable under the Warranties which is the consequence of any fraud or wilful misconduct or wilful concealment of the Warrantors.

Part 2

Limitations under the Tax Warranties and the Tax Covenant

1.             The Buyer shall not be entitled to make any claim against the Warrantors under any of the Tax Warranties or the Tax Covenant (referred to in this Schedule in both cases as a “Tax Claim”) unless the Buyer has given written notice of the claim to the Warrantors specifying in reasonable detail the basis of the claim and a reasonable estimate of the amount claimed and not later than the seventh anniversary of completion and any claim shall be treated as having been withdrawn (if not previously satisfied, settled or withdrawn) if proceedings are not issued and served within 6 months after the date that notice if the claim is given.

The Warrantors shall have no liability under the Tax Warranties or the Tax Covenant

2.

(a)           if and to the extent that recovery has been made by the Buyer under any other provision of the Agreement in respect of the same matter; or

(b)           to the extent that the Tax Claim is in respect of an amount actually received for services or assets in respect of an Event after the Balance Sheet Date which is the same as or greater than the amount deemed to have been received for the purposes of Taxation;

(c)           if and to the extent that the Tax Claim would not have arisen but for an Event after Completion by the Buyer or any Group Company of the Buyer or by any of their respective employees agents or successors in title and which the Buyer or such other persons knew (or ought reasonably to have known) would give rise to such Tax Claim;

(d)           to the extent that the amount otherwise payable by the Warrantors arises or is increased by reason of the Buyer breaching this Agreement or any Schedule to it;

(e)           to the extent that the matter giving rise to the Tax Claim would not have arisen but for:

(i)            a claim, election, surrender or disclaimer made, or notice or consent given after Completion by the Company (other than one the making, giving or doing of which was taken into account in computing a provision for Tax in the Accounts or the Completion Balance Sheet) under, or in connection with, a provision of any Tax Statute; or

(ii)           the Company’s failure or omission to make a claim, election, surrender or disclaimer, or give notice or consent under, or in connection with, a provision of any Tax Statute after Completion, the anticipated making or giving of which was taken into account in computing the provision for Tax in the Accounts or the Completion Balance Sheet and notified to the Buyer;

(f)            to the extent that the Tax Claim arises as a result of any matter or thing done after the date of this Deed or omitted to be done after the date of this Deed in each case at the written request or with the prior written approval of the Buyer;

(g)           to the extent that the Tax Claim is a liability which would not have arisen but for the receipt or accrual of income, profits or gains after Completion which income, profits or gains were not recognised or taken into account in the Accounts or the Completion Balance Sheet in accordance with generally accepted accounting principles;

(h)           to the extent that the Taxation the subject of the Tax Claim, was discharged or satisfied whether by payment or by utilisation of any relief on or before Completion;

(i)            to the extent that the Tax Claim arises or results from or as a consequence of a change in the date to which the Company makes up its accounts;

(j)            to the extent that a relief arising on or before Completion is available to set against the liability other than a relief taken into account in the Accounts or the Completion Balance Sheet.

3.             The Buyer shall at the Warrantors’ request procure that the Company makes all elections and claims for reliefs, save for reliefs arising in respect of events after the date of this Agreement, to reduce or eliminate liability for a Tax Claim under this Agreement.

4.             CONDUCT OF TAX CLAIMS

If the Warrantors shall indemnify the Buyer to the reasonable satisfaction of the Buyer against all liabilities, costs, damages or expenses which may be incurred, including without limitation any additional Claim for Taxation, the Buyer shall and shall procure that the Company shall take such action as the Warrantors may reasonably request in writing to avoid, dispute, defend, resist, appeal or compromise any Tax Claim (such a Tax Claim where action is so requested being referred to in this Clause as a “Dispute”) including but not limited to applying to postpone (so far as legally possible) the payment of any Taxation and/or allowing the Warrantors to undertake at their own expense the conduct of all or any proceedings of whatsoever nature arising in connection with the Tax Claim in question PROVIDED THAT:

(a)           Neither the Buyer nor the Company shall be subject to any liability to the Warrantors on the grounds that the Buyer or the Company (as the case may be) has not complied with any of the provisions of this Clause if the Buyer or the Company has bona fide acted in accordance with the instructions of the Warrantors or their duly authorised agent.

(b)           The Buyer shall promptly provide or procure to be provided to the Warrantors copies of all information, documents and evidence in its possession or in the possession of the Company or any of their agents in respect of any accounting period of the Company which may reasonably be required by the Warrantors for the purpose of conducting a Dispute.

(c)           The Buyer shall not be obliged to procure that the Company compromises or settles any Claim or Dispute if the Buyer takes the view that such compromise or settlement could have material adverse effects for the Company in which event the Warrantors shall if they desire be discharged from all liability under this Agreement and Schedules in respect of such Claim or Dispute upon paying to the Buyer the amount which the relevant Taxation Authority has indicated it is prepared to accept in settlement or compromise.

5.             REPAYMENTS OF TAX SAVINGS

5.1          If the Buyer or the Company at any time becomes aware (including for the avoidance of doubt in the course of preparing accounts, returns and Tax computations in accordance with this Deed) that a Claim which has resulted in a payment by the Warrantors to the Buyer under this Deed has given rise to a tax relief resulting in a liability to Taxation of the Company or the Buyer being reduced (such reduction being a “Tax Saving”) the Buyer shall give written details to the Warrantors as soon as reasonably practicable and the Warrantors may upon receiving such notice request the auditors of the Company to certify (at the expense of the Warrantors) the amount of such Tax Saving (the “Relevant Amount”) which shall be dealt with in accordance with Clause 5.2.

5.2          Where pursuant to Clause 5.1 the Relevant Amount is to be dealt with in accordance with this sub-clause:

(a)           the Relevant Amount shall first be set off against any payment then due from the Warrantors in respect of a claim under the Tax Covenant or under the Tax Warranties; and

(b)           to the extent that there is an excess, a refund shall be made to the Warrantors of any previous payment or payments made by the Warrantors under this Agreement in respect of a claim under the Tax Covenant or under the Tax Warranties and not previously refunded under this sub-clause, up to the amount of such excess; and

(c)           to the extent that there remains any excess, such excess shall be carried forward and set against future payments due from the Warrantors in respect of a claim under the Tax Covenant or under the Tax Warranties.

5.3          If any dispute arises under this Clause 5 as to whether there is or has been any Tax Saving such dispute shall be referred for determination to a firm of chartered accountants agreed between the Warrantors and the Buyer and failing such agreement a firm of independent accountants shall be nominated by the President for the time being of the Institute of Chartered Accountants of Sweden (the “Expert”) who in making such determination shall act as expert and not arbitrator and whose decision shall be final and binding on the parties.  The Expert may make such enquiries as he shall think fit in order to make such determination and shall also determine how the costs of obtaining his opinion should be paid and borne by the parties, taking into account the reasonableness of their respective arguments.

5.4          The Buyer undertakes to supply and undertakes to procure that the Company shall supply to the Warrantors and subsequently to any firm of accountants nominated to deal with any such dispute in accordance with Clause 5.3 (with copies to the Warrantors) all documents, accounts, notices, papers and other necessary information as may be reasonably required for the purposes of making such determination as to whether there is or has been any Tax Saving for the purposes of this Clause 5 and the costs of such supply shall be borne by the parties in the same proportion as the costs of the Expert are borne in accordance with Clause 5.3 but, if such Expert is not nominated, by the parties equally.

6.             RECOVERY FROM THIRD PERSONS

6.1          If, in the event of any payment being made or becoming payable by the Warrantors in respect of a claim under the Tax Covenant or under the Tax Warranties, the Buyer or the Company either is immediately entitled at the due date for the making of that payment to recover (including without limitation by way of set-off) from any person (not being the Company or a Group Company of the Buyer but including any Tax Authority) any sum in respect of the Tax Claim or other liability that has resulted in that payment becoming due from the Warrantors, or at some subsequent date becomes entitled to make such a recovery (including without limitation by way of set-off) then the Buyer shall as soon as practicable following it becoming aware of its entitlement notify the Warrantors and shall procure that the Company shall, if so required by the Warrantors and at the Warrantors’ sole expense, take such reasonable steps to enforce that recovery as the Warrantors may reasonably require, keeping the Warrantors fully informed of the progress of any action taken, and if the Warrantors have made a payment under the Tax Covenant or under the Tax Warranties in respect of the Tax Claim or other liability in question the Buyer shall repay to the Warrantors whichever is the lesser of:

(a)           the amount so recovered by the Buyer or the Company in respect of that Tax Claim or other liability less any Taxation chargeable on the amount of such recovery and less any costs and expenses not previously recovered from the Warrantors; and

(b)           the amount paid by the Warrantors under the Tax Covenant or under the Tax Warranties in respect of that Tax Claim or other liability in question

PROVIDED that any amount so recovered which is not repaid to the Warrantors under this Clause shall be set against the liability of the Warrantors in respect of any future claims under this Agreement.

7.             TAX RETURNS

7.1          Unless the parties otherwise agree in writing, the Warrantors or its duly authorised agents shall at the cost and expense of the Company be entitled to prepare the Tax returns and computations of the Company for all accounting periods, VAT prescribed accounting periods or other relevant periods ending on or before the date of Completion.

7.2          The Buyer shall procure that the Company shall cause the returns and computations (and all related claims, elections and notifications) referred to in Clause 7.1 above to be authorised, signed and submitted to the appropriate Taxation Authority within the prescribed time limits without amendment.

7.3          The Warrantors or their duly authorised agents shall be entitled to prepare all documentation and shall have conduct of all matters (including correspondence) relating to the agreement of the Tax returns and computations of the Company for all accounting periods, VAT prescribed accounting periods or other relevant periods ending on or prior to the date of Completion with the appropriate Tax Authority.

7.4          The Buyer or its duly authorised agents shall be entitled to prepare the Tax returns and computations of the Company for the accounting period, VAT prescribed accounting period or other relevant period in which Completion occurs and shall submit draft copies of such Tax returns and computations to the Warrantors for their comments not less than 20 (10 in respect of VAT returns) Business Days prior to the date on which such returns and computations must be submitted to the relevant authority and the Buyer agrees to incorporate all reasonable comments of the Warrantors received within 15 (10 in respect of VAT returns) Business Days after draft copies have been sent to it to the extent that they relate to Events occurring on or before Completion. The Buyer shall have the conduct of agreeing with the Tax Authority such Tax returns after submission thereof but where the matter to be agreed may affect the Warrantors’ liability under this Agreement the Buyer shall inform the Warrantors thereof prior to agreeing the same and shall take proper notice of all reasonable representations which the Warrantors may make.

7.5          The Buyer shall provide or procure to be provided to the Warrantors such access to books, accounts and records (during normal business hours upon prior written notice) and copies of all information, documents and evidence in its possession or in the possession of its agents or the Company in respect of any accounting period or prescribed accounting period of the Company which may reasonably be requested by the Warrantors for the purposes of this paragraph.

SCHEDULE 10

LIST OF DISCLOSURE DOCUMENTS

File	Description
1	Commercial Agreements (I)
Development Agreements
1.1 Amarin Development AB (“ADAB”) and Camurus AB dated 29th September 2001.(including Schedule)
1.2 ADAB and Microdrug AG dated 9th May 2001.
1.3 ADAB and Pharmacia AB dated 28th August 2001.
1.4 ADAB and Hormos Medical Ltd dated 14th February 2003; (FC-1271a).
1.5 ADAB and Hormos Medical Ltd dated 24th August 2001 (HM-101).
1.6 ADAB and Hormos Nutraceutical Ltd dated 24th August 2001 (HM-3000).
1.7 ADAB and Neurosearch A/S dated 11th February 2002 (NS 3728).
1.8 ADAB and Takeda Chemical Industries, Ltd dated 30th May 2003.(including Schedule)
1.8a ADAB and ACADIA Pharmaceuticals Inc. 16th May 2003(including side letter dated 8th August 2003)
1.8 b ADAB and Hexel Pharmaforschung GmbH dated 17th February 2003
Collaboration Agreements
1.9 ADAB and Nanocarrier Co. Ltd dated 25th December 2002.
1.10 ADAB and Eiffel Research and Development Pty Limited dated 17th April 2002.
1.11 ADAB and Cellgate, Inc., dated August 7th 2002.
Analytical Services Agreement
1.12. ADAB and Clinical Data Care in Lund AB dated 7th December 2001.
1.13 ADAB and Eli Lilly Sweden AB dated 16th September 2001.
1.14 ADAB and Kissei Pharmaceutical Co., Ltd dated 24th January 2002.
1.14a ADAB and Kissei Pharmaceutical Co., Ltd dated 3rd January 2003
Diltiazem-”once a day” Agreements
1.15 Development and License agreement made between ADAB and Tanabe Seiyaku., Ltd (“Tanabe”) dated 19th November 1986.
1.16 ADAB and Tanabe dated 24th October 1998.
1.17 Collaboration and License Agreement made between ADAB and Tanabe dated 24th January 1991 (“1991 Agreement”) together with amendments.
1.18 License Agreement made between ADAB and Tanabe dated 30th August 1996.
1.19 Agreement for Diltiazem “once a day” formulation dated 24th October 1988.
1.20 Memorandum on 180mg Diltiazem “once a day” formulation.
1.21 Memorandum on assignment of the 1991 Agreement dated 14th February 2002.
1.21a Supply Agreement between ADAB and Douglas Pharmaceuticals Limited dated 1st August 1994
1.21b Supply and distribution Agreements dated 28th October 1997 & 28th March 1998 between ADAB and Triomed(PTY) Ltd
Diltiazem-”twice a day” Agreements
1.22 Memorandum on Diltiazem “twice a day” for Italy made between ADAB and Tanabe dated 27th May 1988.
1.23 Agreement dated ADAB and Sigma-Tau Industrie Farmaceutiche S.p.A dated 22nd July 1988 together with Amendments.
1.24 Manufacture and Supply Agreement made between Laboratorios Dr. Esteve

S.A.,(1) ADAB (2),Tanabe Europe S.A (3) and Tanabe (4) dated 12th June, 1989.
1.25 Memorandum agreement made between ADAB (1), Tanabe (2) for Synthelabo, France dated 31st August 1989.
1.26 Memorandum on Diltiazem “twice a day” for Greece made between ADAB and Tanabe dated 27th May 1988.
1.27 Agreement dated 3rd April made between ADAB and A/S Ferroscan (Novo Nordisk) together with amendments.
1.28 Addendums one-ten and Memoranda to Diltiazem “twice a day” Agreements and Memorandums made between ADAB and Tanabe dated 20th June 1990.
1.29 Memorandum on Diltiazem “twice a day” for Taiwan dated 28th October 1991.
1.30 License Agreement dated 4th February 1992 made between ADAB and Kabi Pharmaceuticals AB.
1.31 Memorandum Agreement dated 27th May 1992 for Italy made between ADAB and Tanabe.

2	Commercial Agreements (II)
2.1 Purchase Agreement dated 2nd January 1990 made between Sylatec and ADAB.
2.2 Manufacturing Agreement dated 2nd January 1990 between Sylatec and ADAB.
2.3 Memorandum Agreement dated 2nd June 1995 made between ADAB and Synthelabo.
2.4 License agreement dated 30th August 1996 made between ADAB and Tanabe.
2.5 Multipor Coating supply agreement dated 30th August 1996 made between Tanabe and ADAB.
2.6 Exclusive agreement to negotiate dated 30th May 1996 made between Tanabe and ADAB.
2.7 Supply Agreement dated 1st August 1994 made between ADAB and Douglas Pharmaceuticals Limited.
2.7a Contract manufacturing agreement between ADAB and QPharma
2.7b Manufacturing Agreement between Pharmacia and ADAB dated 4th February 1992.
Rhotard Morphine Agreements
Canada

2.8 License Agreement dated 11th October 1991 made between Ethical Pharmaceuticals (U.K.) Limited (formerly Ethical Pharmaceuticals limited) (“EPUK”) and Drug Royalty Corporation Inc. (formerly Ethical Pharmaceuticals North America Inc.) (“DRC”) (“DRC License”) and License Agreement Amending Agreement dated 30th April 1996 amending DRC License.

2.9 (Sub) License Agreement dated 4th November 1996 made between DRC and Paladin Labs Inc (“Paladin”).
2.10 Manufacturing and distribution Agreement dated 4th November 1996 made between Paladin and Pharmascience Inc.
2.11 Supply and Manufacturing Agreement dated 4th November 1996 made between Pharmascience and EPUK. (together with side letter agreement dated October 14th 2003)
Northern Europe/Eastern Block
2.12 License agreement dated 1st August 1988 made between DAK-Laboratoriet A/S (“Nycomed”) and EPUK together with amendments and supplements.
2.13 License agreement dated 30th October 1989 made between Lundbeck A/S (“Nycomed”) and EPUK together with amendments and supplements.

UK
2.14 License Agreement dated 15th May 2002 made between Waymade Healthcare PLC and ADAB.(together with Trade Mark License dated 1st January 2003 made between EPUK and Amdipharma AG)
Australia
2.15 License Agreement dated 3rd August 2003 made between Australian Generics Pty Limited and ADAB.
Argentina
2.16 Supply and Manufacturing Agreement dated February 26th 2003 made between ADAB and Searle Argentina SRL.
South Africa
2.17 Supply and Distribution Agreement dated 18th March 1998 made between EPUK and Research Ethicals (PTY) Limited.
2.17aLicense Agreement dated 22nd December 1992 made between Ethical Pharmaceuticals Limited and Prodesfarma SA (Rhotard Morphine Spain and Portugal);
2.17b Supply and License Agreement dated 8th February 1993 made between Ethical Pharmaceuticals Limited and Delta West PTY Limited(Rhotard Morpine and New Zealand);
Glipizide ER

2.18 Multi Product and Transfer, Development and License Agreement dated 30th August 1994 made between Amarin Corporation plc and Watson Pharmaceuticals, Inc. together with letter agreements and Amendments.

General
2.19 Multipor supply agreement to be made beween Amarin and Du PontSverige AB and DuPont’s regional affiliate DuPont Chemoswed
2.20 License Agreement (and Amendment) dated May 31st 2002 made between ADAB and Athpharma Limited.
2.21 Delivery Contract dated 12th March 2003 made between ADAB and Apoteket
2.22 Laboratory services Agreement dated 12th November 1998 made between Amarin Corporation plc (formerly Ethical Holdings plc) and ADAB
2.23 Agreement between Custom Pharmaceuticals Limited (1) and ADAB for the manufacture and supply of Rhotard Morphine
2.24 Agreement between ADAB and Amarin Corporation plc dated 5th April 2000
2.25 License Agreement between Amarin Corporation plc and ADAB 3rd August 2001
2.26 Agreement between Ethical Holdings Limited and Leslie John Pryce dated 4th December 1992
2.27 Agreement dated 12th November 1998 made between Amarin Corporation plc (formerly Ethical Holdings plc) and ADAB
2.28 Assignment of patents dated 27th July 2001 made between EPUK and Amarin Corporation plc
2.29 Agreement dated 12th November 1998 made between Amarin Corporation plc (formerly Ethical Holdings plc) and ADAB relating to Tanabe

3	Corporate Legal Matters
3.1 Certificate of Incorporation for Gacell Holdings Aktiebolag (S)
Certificate of Incorporation for Amarin Development Aktiebolag (S)
3.2 Articles of Association for Amarin Development AB (S)
3.3 Minutes of Amarin Development AB Board (1999-2003)
3.4 Rules of Procedure for the Amarin Development AB Board
3.5 Minutes of Amarin Development AB AGM (1999-2003) (S)

3.6 Minutes of Gacell Holdings Board (1999-2003)
3.7 Minutes of Gacell Holdings AGM (1999-2003)
3.8 Articles of Association for Gacell Holdings AB

4	Financial
Statutory Accounts
4.1 Amarin Development AB Statutory Accounts (1998-2002) (S)
PWC Audit Reports (1999-2002)
Financial Reports
4.2 2003 Amarin Development AB Management Accounts
4.3 2002 Amarin Development AB Consolidation Pack
4.4 2002 Amarin Development AB Management Accounts
4.5 2001 Amarin Development AB Consolidation Pack
4.6 2001 Amarin Development AB Management Accounts
Budgets and Forecast
4.7 Amarin Development AB Budget Pack 2003
4.8 Amarin Development AB Budget Pack 2002
4.9 Amarin Development AB Budget Pack 2001
4.10 2003 Amarin Development AB Forecast (incorporating actuals to July)
Auditors Report
4.11 Completion Memorandum for the audit of the years ending 31 December 1999,2000,2001,2002.
4.12 Gacell Holdings AB Annual Reports for,2000,2001,2002

5	Balance Sheet Items and Other
5.1 Fixed Asset Register(S)
5.2 Schedule of Leased Assets
5.3 ADAB Balance Sheet as at 30 September 2003 and supporting Schedules
5.4 Svenska Banking Facility Agreements
5.5 Finance Lease Agreements
5.6 ADAB Manufacturing Revenue — Gross Margin Reports by Month 2002 and 2003
5.7 Bank Account details
5.8 Domain Name application
5.9Bank Statements September, October 2003 and cash Book October and September 2003
5.10 Letter from Handelsbanken Finans to Setterwalls dated 16th October 2003 related to Finance Leases
5.11 Letter from Handelsbanken Finans to Setterwalls dated 16th October 2003 related to Overdraft

6	Taxation and Insurance
6.1 Amarin Development AB Corporation Tax Submissions (1999-2003)(S)
6.2 Amarin Development AB Corporate Taxation Statements (1998-2003)(S)
6.3 Key Insurance Policies (S)
6.4 Gacell Holdings AB Corporation Tax Submissions 2001,2002,2003
6.5 VAT registration
6.6 VAT 1998-2003
6.7 Decision from tax authorities re social security fees

6.8 Trade debtor 2003/04
6.9 Trade debtor 2002/04
6.10 Trade debtor 2001/04
6.11Trade debtor 2000/04
6.12 Trade debtor 1999/04
6.13 Trade Creditor 2003/04
6.14 Trade Creditor 2002/04
6.15 Trade Creditor 2001/04
6.16 Trade Creditor 2000/04
6.17 Trade Creditor 1999/04
6.18 Income Tax/Month
6.19 Tax Debt 2002
6.20 Intercompany Transactions

7	Business, Evnironmental Matters, Patents and Trademarks
7.1 Lundvagen 151, Malmo leases (S)(including Landlords comfort letter)
7.2 Pharmaceutical Licenses, Permits, Environmental Reports
7.3 Schedule of Amarin “Drug Delivery” patents and trademarks &Patent Attorneys details
7.4 Applied BioSystems/LIMS IT contract
7.5 Perkin Elmer /TurboChrom server software licence
7.6 AEC/Primavera software agreement and licence
7.7 Symantec Antivirus software agreement and licence
7.8 Watchguard Certificate
7.9 Wordfinder IT software licence
7.10 Server Leases with Handlesbanken Finans AB
7.11 Elan Corporation deed of release dated 14th October 2003
7.12 Elan Corporation indemnity dated 17th October 2003 (together with side letter dated 21 October 2003)

8	Employees and Compensation
8.1 Schedule of employees, job title, commencement date, age, sex, monthly salary (SEK) and emoluments.
8.2 Contracts of employment (S).
8.3 Union/Collective Agreements.
8.4 Consultancy Agreements.
8.5 Contract of Employment for Steffan Ohlsson (including pension side letter) and Ken Downie
8.6 Swedish stock options
8.7 Salary increase 1st April 2003
8.8 Staff handbook
8.9 The Ethical Holdings 1999 Discretionary Share Option Scheme
8.10 Amarin Corporation Plc 2002 Stock Option Plan
8.11 Overview of Amarin Development Organisational Structure (summaries of Senior Management)

SCHEDULE 11

NOVATION/ASSIGNMENT CONTRACTS

1.

License Agreement dated 11th October 1991 made between Ethical Pharmaceuticals (U.K.) Limited (formerly Ethical Pharmaceuticals limited) (“EPUK”) and Drug Royalty Corporation Inc. (formerly Ethical Pharmaceuticals North America Inc.) (“DRC”) (“DRC License”) and License Agreement Amending Agreement dated 30th April 1996 amending DRC License.

2.	(Sub) License Agreement dated 4th November 1996 made between DRC and Paladin Labs Inc (“Paladin”).
3.	Manufacturing and distribution Agreement dated 4th November 1996 made between Paladin and Pharmascience Inc.
4.	Supply and Manufacturing Agreement dated 4th November 1996 made between Pharmascience and EPUK.
5.	License agreement dated 1st August 1988 made between DAK-Laboratoriet A/S and EPUK together with amendments and supplements.
6.	License agreement dated 30th October 1989 made between Lundbeck A/S and EPUK together with amendments and supplements.
7.

Supply and Distribution Agreement dated 18th March 1998 made between EPUK and Research Ethicals (PTY) Limited.

8.	Agreement between Ethical Pharmaceuticals Limited and Prodesfarma
9.	Agreement between Ethical Pharmaceuticals Limited and Delta West
10.	Consultancy agreement between Amarin Corporation plc and Tipharmas & Co (Ted Takada/Japan) dated 22nd March 2002

CONTRACTS FOR TERMINATION

1.	Multi Product and Transfer, Development and License Agreement dated 30th August 1994 made between Amarin Corporation plc and Watson Pharmaceuticals, Inc.together with letter agreements and Amendments.
2.	Laboratory services Agreement dated 12th November 1998 made between Amarin Corporation plc (formerly Ethical Holdings plc) and ADAB
3.	Agreement between ADAB and Amarin Corporation plc dated 5th April 2000
4.	Agreement dated 12th November 1998 made between Amarin Corporation plc (formerly Ethical Holdings plc) and ADAB relating to Tanabe
5.	Agreement dated 12th November 1998 made between Amarin Corporation plc (formerly Ethical Holdings plc) and ADAB
6.	Assignment of patents dated 27th July 2001 made between EPUK and Amarin Corporation plc

7.	License Agreement between Amarin Corporation plc and ADAB 3rd August 2001

SIGNATORIES

Signed by

and	(Director)

for AMARIN PHARMACEUTICALS
COMPANY LIMITED	(Director/Secretary

Signed by

and	(Director)

for AMARIN CORPORATION PLC
(Director/Secretary)

Signed by

for LANGRUMMET DECEMBER NR 911 AB (under name change to WP HOLDINGS, AB)

Signed by

for WATSON PHARMACEUTICALS INC.